                                                Filed Pursuant to Rule 424(b)(2)
                                                Registration No. 333-74961
PROSPECTUS SUPPLEMENT
(To Prospectus dated March 31, 1999)
                               7,000,000 PHONES/SM/
                                    [LOGO]
                 Exchangeable Subordinated Debentures due 2029
  (Exchangeable for Cash Based on Value of America Online, Inc. Common Stock)

                                --------------

   We have summarized below the terms of the debt securities we are offering, which we refer to as the PHONES. For more detail, you should read "Description of PHONES" in this prospectus supplement.

 . Principal Amount. Each PHONES is being issued in an original principal amount of $157, the last reported sale price of one share of AOL common stock as reported on the New York Stock Exchange on April 7, 1999. The minimum amount payable upon redemption or maturity of a PHONES, which we call the contingent principal amount, will initially be equal to the original principal amount. The contingent principal amount will be reduced if AOL begins paying a dividend or if there are special distributions on or in respect of the AOL common stock. We refer to AOL common stock and any other publicly traded equity securities that may be distributed on or in respect of the AOL common stock (or into which any of those securities may be converted or exchanged) collectively as the reference shares.

 . Quarterly Interest Payments. We will pay interest quarterly in an amount equal to $.785 per PHONES, or 2% per year of the original principal amount, plus the amount of any cash dividend paid on the reference shares attributable to each PHONES. As of the date of this prospectus supplement, AOL has never paid a cash dividend on its common stock. We will also distribute to holders of the PHONES, as additional interest, any property or the cash value of any property distributed on or in respect of the reference shares (other than publicly traded equity securities which will themselves become reference shares). We may, at our option, defer the payment of interest, other than additional interest, at any time for periods not to exceed 20 consecutive quarterly periods, although we may defer the payment of interest until maturity or earlier redemption if the reference shares cease to be outstanding. The consequences of a deferral of interest are described in this prospectus supplement. You should read "Certain United States Federal Income Tax Considerations" on page S-21 for a discussion of selected United States federal income tax consequences relevant to the PHONES.

 . Maturity. The PHONES will mature on May 15, 2029. At maturity you will be entitled to receive the higher of the contingent principal amount of the PHONES or the sum of the current market value of the reference shares on the maturity date plus any deferred quarterly payments of interest (including any accrued interest thereon), plus, in either case, the final period distribution as we define it in this prospectus supplement.

 . Optional Redemption. We may redeem the PHONES at any time at prices set forth in this prospectus supplement.

 . Exchangeability. Each PHONES is exchangeable, at your option, at any time for an amount of cash equal to 95% of the market value of the reference shares attributable to each PHONES.

 . Ranking. The PHONES are unsecured, subordinated obligations of Tribune and will be subordinate in right of payment to all of Tribune's existing and future senior indebtedness.

   See "Risk Factors" beginning on page S-7 for a discussion of certain factors that you should consider in evaluating an investment in the PHONES.

                                --------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the PHONES or determined that this prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                                      Per PHONES     Total
                                                      ----------     -----
   Public offering price(/1/)........................  $157.00   $1,099,000,000
   Underwriting commission to be paid by Tribune.....    $3.14      $21,980,000
   Proceeds to Tribune...............................  $153.86   $1,077,020,000

  (/1/) Plus accrued interest from April 13, 1999.

   The underwriters may also purchase up to an additional 1,000,000 PHONES at the public offering price within 30 days from the date of this prospectus supplement to cover over-allotments.

                                --------------

                              Merrill Lynch & Co.

Allen & Company Incorporated   Morgan Stanley Dean Witter   Salomon Smith Barney
Chase Securities Inc.  J.P. Morgan & Co.   NationsBanc Montgomery Securities LLC

                                --------------

            The date of this prospectus supplement is April 7, 1999.

------
/SM/Service Mark of Merrill Lynch & Co., Inc.

                               TABLE OF CONTENTS

                                                                          Page
Prospectus Supplement                                                     -----
Summary Information--Q&A.................................................   S-3
Risk Factors.............................................................   S-7
Price Range and Dividend History of the AOL Common Stock.................  S-10
About Tribune............................................................  S-10
Use of Proceeds..........................................................  S-10
Ratios of Earnings to Fixed Charges......................................  S-11
Description of PHONES....................................................  S-11
Certain United States Federal Income Tax Considerations..................  S-21
Underwriting.............................................................  S-25
Legal Matters............................................................  S-27

                                                                          Page
Prospectus                                                                -----
About This Prospectus....................................................     2
About Tribune............................................................     2
Use of Proceeds..........................................................     2
Ratios of Earnings to Fixed Charges......................................     3
Description of Debt Securities...........................................     3
Description of Warrants..................................................    13
Plan of Distribution.....................................................    15
Legal Matters............................................................    16
Experts..................................................................    16
Where You Can Find More Information......................................    16

                               -----------------

   In this prospectus supplement, "Tribune," "we," "us" and "our" refer to Tribune Company. References to "you" and "your" refer to prospective investors in the PHONES prior to the sale of the PHONES and to holders of the PHONES after the sale of the PHONES. "PHONESSM" is a service mark of Merrill Lynch & Co., Inc.

   This prospectus supplement, the prospectus and the reports incorporated by reference into the prospectus that we have filed and will file with the SEC contain forward-looking statements. You should be aware that forward-looking statements are subject to risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in the forward-looking statements. These risks, trends and uncertainties, which in some instances are beyond our control, include:

  . changes in advertising demand, newsprint prices, interest rates, regulatory rulings and other economic conditions;

  . the effect of acquisitions, investments and divestitures on our results of operations and financial condition;

  .  our reliance on third-party vendors for various services; and

  .  the effects of Year 2000 issues and associated costs.

   The words "believe," "expect," "anticipate," "estimate" and similar expressions generally identify forward-looking statements. You are cautioned not to place undue reliance on any forward-looking statements, which are made as of the date of this prospectus supplement.

                            SUMMARY INFORMATION--Q&A
   The following information supplements, and should be read together with, the information contained or incorporated by reference in other parts of this prospectus supplement and in the accompanying prospectus. This summary highlights selected information from this prospectus supplement and the accompanying prospectus to help you understand the PHONES. You should carefully read this prospectus supplement and the accompanying prospectus to understand fully the terms of the PHONES, as well as the tax and other considerations that may be important to you in making a decision about whether to invest in the PHONES. You should pay special attention to the "Risk Factors" section beginning on page S-7 and the "Certain United States Federal Income Tax Considerations" section beginning on page S-21 to determine whether an investment in the PHONES is appropriate for you.

What are the PHONES?

   The PHONES are a series of our subordinated debt securities. Specific features of the PHONES are described in this prospectus supplement and general terms of our subordinated debt securities are described in the accompanying prospectus. For a brief description of our business, see "About Tribune" on page S-10.

What is AOL's relationship to the PHONES?

   America Online, Inc. has no obligations whatsoever under the PHONES. We refer to America Online, Inc., a Delaware corporation, as AOL. We refer to AOL's Common Stock, par value $0.01 per share, as the AOL common stock. In describing the PHONES, the AOL common stock will initially comprise the reference shares. As of the date of this prospectus supplement, one reference share is attributable to each PHONES. The reference shares will also include any other publicly traded equity securities that may be distributed on or in respect of the AOL common stock, or on or with respect to any publicly traded equity security into which any of those securities may be converted or exchanged. In describing the PHONES, we refer to AOL and any other company which may in the future become an issuer of reference shares as the reference company.

What can you tell me about AOL?

   According to publicly available documents, AOL is the world's leader in branded interactive services and content. AOL operates two worldwide Internet online services: AOL and CompuServe. AOL also operates AOL Studios, a leading builder of Internet brands for new market segments. In addition, Netscape Communications Corporation, a provider of software and services for businesses, recently merged with a subsidiary of AOL. AOL is required to file reports and other information with the SEC. Copies of these reports and other information may be inspected and copied at the SEC offices specified under "Where You Can Find More Information" on page 16 in the accompanying prospectus.

   This prospectus supplement relates only to the PHONES we are offering and does not relate to the AOL common stock or other securities of AOL. All disclosures contained in this prospectus supplement regarding AOL are derived from the publicly available documents described in the preceding paragraph. We have not participated in the preparation of AOL's documents nor made any due diligence inquiry with respect to the information provided in those documents. None of the underwriters has made any due diligence inquiry with respect to the information provided in AOL's documents in connection with the offering of the PHONES. Neither we nor any of the underwriters represent that AOL's publicly available documents or any other publicly available information regarding AOL are accurate or complete. Neither we nor any of the underwriters can provide you with any assurance that all events occurring prior to the date of this prospectus supplement, including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph that would affect the trading price of the AOL common stock, and therefore the issue price of the PHONES, have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning AOL could affect the trading price of the PHONES.

   We, our affiliates and the underwriters do not make any representation to you as to the performance of AOL, the AOL common stock or any other securities of AOL.

When will I receive quarterly interest payments?

   If you purchase the PHONES, you are entitled to receive quarterly interest payments in an amount equal to $.785 per PHONES, or 2% per year of the original principal amount, plus the amount of any quarterly cash dividend paid on the reference shares attributable to each PHONES. As of the date of this prospectus supplement, AOL has never paid a cash dividend on its common stock.

   Interest on the PHONES will accrue from the date we issue the PHONES. We will pay this interest quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, beginning May 15, 1999, but subject to our right to defer quarterly payments of interest. Our payment on May 15, 1999 will equal $.2791 per PHONES, which is calculated to equal an annual rate of 2% on the original principal amount from the date we issue the PHONES.

   We will also distribute to you as additional interest, any property, including cash (other than any quarterly cash dividend), distributed on or in respect of the reference shares (other than publicly traded equity securities, which will themselves become reference shares). If the additional interest on the reference shares includes publicly traded securities (other than equity securities), we will distribute those securities to you. Otherwise, we will distribute to you the fair market value of any property comprising additional interest as determined in good faith by our board of directors. We will distribute any additional interest to you 20 business days after it is distributed to us.

   If quarterly cash dividends on the reference shares are paid, or any additional interest on the PHONES is paid, the contingent principal amount will be reduced on a quarterly basis to the extent necessary so that the yield to the date of computation (including all quarterly interest payments and the fair market value of any additional interest payments) does not exceed a 2% annual yield. In no event will the contingent principal amount be less than zero. Changes in the contingent principal amount will not affect the amount of the quarterly interest payments.

When can you defer payments of interest?

   We can defer quarterly interest payments on the PHONES as many times as we want, but generally only for up to 20 consecutive quarterly periods. If the reference shares cease to be outstanding, we will not be subject to the 20 consecutive quarterly period limitation on deferral and we can defer quarterly payments of interest until maturity or earlier redemption. We cannot defer additional interest distributions at any time and we cannot defer quarterly interest payments if an event of default (as defined on page 9 in the accompanying prospectus) under the PHONES has occurred and is continuing. A deferral of interest payments cannot extend beyond the maturity date of the PHONES.

   If we defer quarterly payments of interest, the contingent principal amount of the PHONES will increase by the amount of the deferred quarterly payments of interest, plus accrued interest thereon at an annual rate of 2%, compounded quarterly, and the early exchange ratio (as defined on page S-14) will be 100% for the quarter following each deferral of a payment of quarterly interest. Once we have paid all deferred quarterly interest, plus accrued interest thereon, together with the quarterly interest payment for the current quarterly interest payment period, the contingent principal amount will reduce by the amount of that payment of deferred quarterly interest plus accrued interest thereon, the early exchange ratio will decrease to 95% and we can again defer quarterly interest payments as described above. Instead of accruing cash interest on the PHONES during a quarterly deferral period, so long as the current market value of the reference shares exceeds the original principal amount of the PHONES, we may at our option, but are not obligated to, increase the number of reference shares attributable to each PHONES by .5% with respect to any quarterly payment of interest (an annual rate of 2%). If we elect to make this increase, we will be deemed current on that quarterly payment of interest, the contingent principal amount will not increase, the holders of the PHONES will not be entitled to receive interest for that quarter, and the early exchange ratio will be 100% for the following quarter. At the time we give notice that we intend to defer a quarterly payment of interest, we must elect to either accrue cash interest on the PHONES for that quarterly interest period or increase the number of reference shares attributable to the PHONES, each as described above.

   We have no current intention of deferring interest payments on the PHONES.

When will the PHONES mature?

   The PHONES will mature on May 15, 2029, unless they are previously redeemed or exchanged.

   If all of the reference shares cease to be outstanding as a result of a tender offer, an exchange offer, a business combination or otherwise, the maturity of the PHONES will not be accelerated and the PHONES will continue to remain outstanding until the maturity date unless earlier redeemed by us.

What will I receive at maturity?

   At maturity you will be entitled to receive the higher of (a) the contingent principal amount of the PHONES or (b) the sum of the current market value of the reference shares on the maturity date plus any deferred quarterly payments of interest (including any accrued interest thereon), plus, in either case, the final period distribution.

Do you have the right to redeem the PHONES prior to their maturity?

   Yes. We may redeem at any time all but not some of the PHONES at a redemption price equal to the sum of (a) the higher of the contingent principal amount of the PHONES or the sum of the current market value of the reference shares at the time of redemption plus any deferred quarterly payments of interest (including any accrued interest thereon), plus in either case, the final period distribution, and (b) $9.42 per PHONES if we redeem prior to May 15, 2000, $6.28 per PHONES if we redeem prior to May 15, 2001, $3.14 per PHONES if we redeem prior to May 15, 2002, or zero per PHONES if we redeem any time on or after May 15, 2002.

Do the PHONES have anti-dilution protection for changes in the reference shares?

   Yes. If specific dilutive or anti-dilutive events occur with respect to the reference shares, the number and type of the reference shares that will be used to calculate the amount you will receive upon exchange, redemption or maturity of the PHONES will be adjusted to reflect those events. These adjustments are described in this prospectus supplement under "Description of PHONES--Dilution adjustments" beginning on page S-17.

When can I exchange the PHONES for cash?

   At any time or from time to time, you may exchange your PHONES for an amount of cash per PHONES equal to (a) 95% of the exchange market value of the reference shares attributable to each PHONES or (b) during a deferral of the quarterly interest payments on the PHONES or, if we so elect, during the pendency of any tender or exchange offer for any of the reference shares, 100% of the exchange market value of the reference shares attributable to each PHONES.

Will the PHONES be listed on a stock exchange?

   We have agreed to use commercially reasonable efforts to have the PHONES listed on a national securities exchange, such as the New York Stock Exchange or the American Stock Exchange, or included on a national quotation system, such as Nasdaq. In our initial discussions with the NYSE, they informed us that they would apply equity-linked debt securities criteria to the PHONES. One of the criteria applicable to equity-linked debt securities is that the securities have a term to maturity of two to seven years. Since the PHONES have a maturity of thirty years, they do not meet the NYSE's equity-linked debt security criteria.

   The AmEx and Nasdaq have equity-linked debt security criteria substantially identical to those of the NYSE. We will seek approval by the SEC of a rule change by the NYSE, AmEx or Nasdaq that would permit listing of the PHONES.

   We will make a public announcement prior to the date of any listing or the date we learn that we will be unable to list the PHONES. We cannot give you any assurance that the PHONES ultimately will be listed on the NYSE, AmEx or Nasdaq. Moreover, any listing of the PHONES will not ensure that a liquid trading market will develop for the PHONES.

In what form will the PHONES be issued?

   The PHONES will be represented by one or more global securities that will be deposited with and registered in the name of The Depository Trust Company, New York, New York or its nominee. This means that you will not receive a certificate for your PHONES. We expect that the PHONES will be ready for delivery through DTC on or about April 13, 1999.

What are the federal income tax consequences for me?

   The PHONES will be characterized as indebtedness of ours for United States federal income tax purposes. Accordingly, you will be required to include, in your income, interest with respect to the PHONES.

   Each PHONES will constitute a contingent payment debt instrument. As a result, you will be required to include amounts in income, as ordinary income, in advance of the receipt of the cash attributable thereto. The amount of interest income required to be included by you for each year will be in excess of the quarterly interest payments you receive. Any gain recognized by you on the sale or exchange of a PHONES will be ordinary interest income; any loss will be ordinary loss to the extent of the interest previously included in income, and thereafter, capital loss. A summary of the United States federal income tax consequences of ownership of the PHONES is described in this prospectus supplement under "Certain United States Federal Income Tax Considerations" beginning on page S-21.

                                  RISK FACTORS

   You should consider carefully, in addition to the other information contained in this prospectus supplement and the accompanying prospectus, the following factors before purchasing the PHONES offered hereby.

Return on the PHONES depends on the AOL common stock

   The terms of the PHONES differ from those of ordinary debt securities because:

  . the interest payments on the PHONES may change depending upon the dividend policy of AOL or any other reference company;

  . the PHONES are exchangeable for cash in an amount based on the then current market value of the reference shares; and

  . the contingent principal amount of the PHONES will be reduced if any dividends or distributions are paid or made on or in respect of the reference shares.

   Accordingly, the return that a holder of the PHONES will receive is not comparable to that of an ordinary fixed income debt security issued by us.

   The dividend policy of AOL is entirely outside of our control. As of the date of this prospectus supplement, AOL has never paid a cash dividend on its common stock. You should not expect that AOL will commence paying dividends in the future or, if commenced, that the dividend rate on the AOL common stock will remain the same during the period the PHONES are outstanding.

   It is impossible to predict whether the price of the AOL common stock will rise or fall. Trading prices of the AOL common stock will be influenced by AOL's operating results and by complex and interrelated political, economic, financial and other factors that can affect the capital markets generally, the NYSE and the market segments of which AOL is a part. In addition, the stock market in general, and the stocks of internet and technology companies like AOL in particular, have experienced significant volatility. These broad market and industry fluctuations may adversely affect the trading price of the AOL common stock.

   We currently hold approximately 11 million shares of the AOL common stock. We may, but are not required to, hold a number of shares of the AOL common stock equal to the number of the PHONES outstanding until exchange, maturity or redemption of the PHONES and sell those shares to raise the proceeds to pay the amount due upon exchange, maturity or redemption of the PHONES. Although we cannot assure you that these sales of the AOL common stock will not adversely affect the market for the AOL common stock or the amount due upon exchange, maturity or redemption, we have no reason to believe that any of these sales will have this effect.

   You should read AOL's publicly available documents for a discussion of the risks and uncertainties associated with AOL.

Effect of fluctuations in the PHONES and the AOL common stock on our reported earnings

   The Financial Accounting Standards Board has issued a new accounting pronouncement (FAS 133), "Accounting for Derivative Instruments and Hedging Activities." We have elected early adoption of FAS 133 as of the beginning of our second quarter of 1999. FAS 133 requires us to split the initial value of the PHONES into a debt component and a derivative component. Any change in the fair value of the derivative component of the PHONES will be recorded in our consolidated income statements. We may, but are not required to, hold a number of shares of the AOL common stock equal to the number of the PHONES outstanding. If we do so and with the adoption of FAS 133, we will also record changes in the market value of our shares of the AOL common stock related to the PHONES in our consolidated income statements. Changes in the market value of the AOL common stock should at least partially offset changes in the fair value of the derivative component of the PHONES. However, there may be periods with significant non-cash increases or decreases to our net income pertaining to the PHONES and the related shares of the AOL common stock.

   We anticipate providing supplemental disclosure regarding our results of operations without giving effect to fluctuations in the value of the PHONES and the related AOL common stock. We cannot anticipate, however, the effect our results of operations may have on the market price of the PHONES or on our ability to secure additional financing in the future.

Limited relationship between Tribune and AOL

   Tribune and AOL own Digital City, Inc., a national online network of local interactive services. We own 20 percent of Digital City and AOL owns 80 percent. Each of our newspapers operates the Digital City affiliate in its market and we are an information provider to Digital City sites in several of our television markets.

   We are not otherwise affiliated with AOL, other than as a holder of the AOL common stock, and as of the date of this prospectus supplement we do not have any material non-public information concerning AOL. Although we have no reason to believe the information concerning AOL included or referred to in this prospectus supplement is not reliable, neither we nor any of the underwriters warrant that there have not occurred events, not yet publicly disclosed by AOL, that would affect either the accuracy or completeness of the information concerning AOL included or referred to in this prospectus supplement. See "What can you tell me about AOL?" in the "Summary Information--Q&A" section of this prospectus supplement. AOL is not involved in the offering of the PHONES and has no obligations with respect to the PHONES, including any obligation to take our interests (other than as a holder of the AOL common stock) or the interests of holders of the PHONES into consideration for any reason or under any circumstance. AOL will not receive any of the proceeds of the offering of the PHONES and is not responsible for, and has not participated in, determining the timing of, prices for or quantities of the PHONES offered hereby. AOL is not involved with the administration, marketing or trading of the PHONES nor in the preparation of this prospectus supplement and has no obligations with respect to the amount to be paid to holders of the PHONES upon exchange. Holders of the PHONES will not be entitled to any rights with respect to the AOL common stock other than indirectly pursuant to the express terms of the PHONES.

Possible illiquidity of the secondary market for the PHONES

   We cannot predict how the PHONES will trade in the secondary market or whether such market will be liquid.

   We have agreed to use commercially reasonable efforts to have the PHONES listed on a national securities exchange, such as the NYSE or AmEx, or included on a national quotation system, such as Nasdaq. In our initial discussions with the NYSE, they informed us that they would apply equity-linked debt securities criteria to the PHONES. One of the criteria applicable to equity-linked debt securities is that the securities have a term to maturity of two to seven years. Since the PHONES have a maturity of thirty years, they do not meet the NYSE's equity-linked debt security criteria.

   The AmEx and Nasdaq have equity-linked debt security criteria substantially identical to those of the NYSE. We will seek approval by the SEC of a rule change by the NYSE, AmEx or Nasdaq that would permit listing of the PHONES.

   We will make a public announcement prior to the date of any listing or the date we learn that we will be unable to list the PHONES. We cannot give you any assurance that the PHONES ultimately will be listed on the NYSE, AmEx or Nasdaq. Moreover, any listing of the PHONES will not ensure that a liquid trading market will develop for the PHONES.

The number of reference shares attributable to the PHONES will not adjust for some dilutive transactions involving the reference shares

   If specific dilutive or anti-dilutive events occur with respect to the reference shares, the number and type of reference shares that will be used to calculate the amount you will receive upon exchange, maturity or redemption of a PHONES will be adjusted to reflect such events. See "Description of PHONES-- Dilution adjustments" in this prospectus supplement. These adjustments will not take into account various other events, such as offerings of the reference shares for cash or business acquisitions by a reference company with the reference shares, that may adversely affect the price of the reference shares and may adversely affect the trading price of and market value of the PHONES. We cannot assure you that a reference company will not make offerings of the reference shares or other equity securities or enter into such business acquisitions in the future.

Absence of covenant protection; no security interest in the AOL common stock; subordination

   The subordinated indenture under which the PHONES will be issued will not limit Tribune's or our subsidiaries' ability to incur additional indebtedness, or to grant liens on assets to secure indebtedness, to pay dividends or to repurchase shares of capital stock. The subordinated indenture does not contain any provisions specifically intended to protect holders of the PHONES in the event of a future highly leveraged transaction involving us, including a change of control, or other similar transaction that may adversely affect holders of the PHONES.

   The PHONES are subordinated obligations of Tribune and are not secured by any of our assets, including the shares of the AOL common stock that we currently own. Tribune is a holding company and our subsidiaries hold a substantial portion of our assets.

   Our obligations under the PHONES are subordinated. The subordination provisions in the subordinated indenture provide that we may not make payment on the PHONES upon the default in payment in respect of our indebtedness ranking senior to the PHONES, which we refer to as senior indebtedness. At April 7, 1999, we had approximately $1.6 billion of senior indebtedness.

Competition

   AOL competes with us for advertising and other revenues. In the future, we and AOL may compete, directly or indirectly. There can be no assurance that any competition between us and AOL would not adversely affect the price of the AOL common stock, the price of the PHONES or our financial results.

Other considerations including tax considerations

   If you are considering purchasing the PHONES, you should reach an investment decision only after consulting with your advisors as to the suitability of an investment in the PHONES in light of your particular circumstances. You should also consider the tax consequences of investing in the PHONES. You will be required to include amounts in income, as ordinary income, in advance of the receipt of the cash attributable thereto. The amount of interest income required to be included by you for each year will be in excess of the quarterly interest payments you receive. Any gain recognized by you on the sale or exchange of the PHONES will be ordinary interest income; any loss will be ordinary loss to the extent of the interest previously included in income, and thereafter, capital loss. See "Certain United States Federal Income Tax Considerations" in this prospectus supplement.

            PRICE RANGE AND DIVIDEND HISTORY OF THE AOL COMMON STOCK

   The AOL common stock is listed and traded on the NYSE under the symbol
"AOL."

   The following table sets forth, for the calendar quarters indicated (ended March 31, June 30, September 30 and December 31), the range of high and low sales prices of the AOL common stock as reported on the NYSE Composite Tape. To date, AOL has never paid a cash dividend on its common stock. The prices in the following table have been adjusted to reflect AOL's two-for-one stock splits effected March 1998, November 1998 and February 1999.

                                                                   AOL Common
                                                                     Stock
                                                                 --------------
                                                                  High    Low
                                                                 ------- ------
1996:
  Fourth quarter................................................ $  5.53 $ 2.80
1997:
  First quarter.................................................    6.00   3.97
  Second quarter................................................    7.77   5.22
  Third quarter.................................................   10.06   7.06
  Fourth quarter................................................   11.42   8.00
1998:
  First quarter.................................................   17.47  10.31
  Second quarter................................................   27.44  17.30
  Third quarter.................................................   35.13  17.25
  Fourth quarter................................................   80.00  20.63
1999:
  First quarter.................................................  155.00  65.00
  Second quarter (through April 7, 1999)........................  175.50 144.06

   See the cover of this prospectus supplement for the last reported sales price of the AOL common stock on the NYSE as of the date of this prospectus supplement.

                                 ABOUT TRIBUNE


   Tribune is a media company. Through our subsidiaries, we are engaged in the publishing of newspapers, books, educational materials and information in print and digital formats and the broadcasting, development and distribution of information and entertainment principally in metropolitan areas in the United States. We were founded in 1847 and incorporated in Illinois in 1861. As a result of a corporate restructuring in 1968, we became a holding company incorporated in Delaware.

   Our executive offices are located at 435 North Michigan Avenue, Chicago, Illinois 60611, and our telephone number is (312) 222-9100.

                                USE OF PROCEEDS

   We estimate that the net proceeds from the offering will be $1,076,370,000 ($1,230,230,000 if the underwriters exercise their over-allotment option in full). We expect to add substantially all of the net proceeds from this offering to our general funds to be used for general corporate purposes, including capital expenditures, working capital, repayment of long-term and short-term debt, the financing of acquisitions and share repurchase programs. We may invest net proceeds that we do not immediately require in short-term marketable securities.

   We will pay all of our expenses, estimated to be $650,000, associated with the offer and sales of the PHONES.

                      RATIOS OF EARNINGS TO FIXED CHARGES

   Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

                                                           Fiscal Year ended
                                                                December
                                                        ------------------------
                                                        1998 1997 1996 1995 1994
                                                        ---- ---- ---- ---- ----
Ratio of Earnings to Fixed Charges..................... 7.2  6.9  7.1  8.7  8.2

For purposes of computing the foregoing ratios:

(1) "earnings" consist of income from continuing operations plus income tax expense and losses on equity investments plus fixed charges (including amortization of capitalized interest but excluding capitalized interest and interest related to our guarantees of the debt of our employee stock ownership plan); and

(2) "fixed charges" consist of interest, whether expensed or capitalized, the portion of rental payments on operating leases estimated to represent an interest component and interest related to our guarantees of the debt of our employee stock ownership plan.

                             DESCRIPTION OF PHONES

General

   The following description of the PHONES (referred to as the subordinated debt securities in the accompanying prospectus) supplements and, to the extent inconsistent with, supersedes the general terms of the subordinated debt securities in the accompanying prospectus. The terms of the PHONES include those stated in the indenture dated as of April 1, 1999 executed by Tribune and the trustee under which the PHONES will be issued and those terms made part of that indenture by reference to the Trust Indenture Act of 1939, as amended. We refer to this indenture as the subordinated indenture. The PHONES are subject to those terms, and you should read the subordinated indenture and the Trust Indenture Act for a statement of them. Although we have summarized selected provisions of the subordinated indenture below, this summary is not complete and is qualified in its entirety by reference to the subordinated indenture. A copy of the proposed form of subordinated indenture has been filed as an exhibit to the registration statement we have filed with the SEC that provides for the offering of the subordinated debt securities.

   The subordinated indenture does not limit the aggregate principal amount of indebtedness which may be issued under it. The subordinated indenture also provides that subordinated debt securities may be issued from time to time in one or more series. The PHONES constitute a separate series under the subordinated indenture.

   The PHONES will be our unsecured, subordinated obligations limited to 7,000,000 PHONES (8,000,000 PHONES if the underwriters exercise their over-allotment option in full) and will mature on May 15, 2029.

Interest

   We will make quarterly interest payments in an amount equal to $.785 per PHONES, or 2% per year of the original principal amount, plus the amount of any quarterly cash dividend paid on the reference shares attributable to each PHONES. As of the date of this prospectus supplement, AOL has never paid a cash dividend on its common stock.

   Interest on the PHONES will accrue from the date we issue the PHONES. We will pay this interest quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, beginning May 15, 1999, but subject to our right to defer quarterly payments of interest. Our payment on May 15, 1999, will equal $.2791 per PHONES, which is calculated to equal an annual rate of 2% on the original principal amount from the date we issue the PHONES. Holders of the PHONES are not expected to receive interest attributable to any cash dividend on the reference shares for this payment period because AOL has never paid a cash dividend on its common stock.

   We will also distribute, as additional interest on the PHONES, any property, including cash (other than any quarterly cash dividend), distributed on or with respect to the reference shares (other than publicly traded equity securities, which will themselves become reference shares). If the additional interest on the reference shares includes publicly traded securities (other than equity securities), we will distribute those securities to you. We will not, however, distribute fractional units of securities to you. We will pay you cash instead of distributing the fractional units. Otherwise, we will distribute to you the fair market value of any property comprising additional interest as determined in good faith by our board of directors. We will distribute any additional interest to holders of the PHONES on the 20th business day after it is distributed to us. The record date for any distribution of additional interest will be the 10th business day after the date any cash or property is distributed to us.

   If quarterly cash dividends on the reference shares are paid, or any additional interest on the PHONES is paid, the contingent principal amount will be reduced on a quarterly basis to the extent necessary so that the yield to the date of computation (including all quarterly interest payments and the fair market value of any additional interest payments) does not exceed 2%. In no event will the contingent principal amount be less than zero. Changes in the contingent principal amount will not affect the amount of the quarterly interest payments.

   If interest or additional interest is payable on a date that is not a business day (as defined at the end of this paragraph), payment will be made on the next business day (and without any interest or other payment in respect of this delay). However, if the next business day is in the next calendar year, payment of interest will be made on the preceding business day. A "business day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in the City of Chicago or The City of New York are authorized or obligated by law or regulation to close.

   Principal, premium, if any, and interest on the PHONES will be payable at the office or agency we maintain for such purpose within the City and State of New York or, at our option, payment of interest may be made by check mailed to the holders of the PHONES at their respective addresses set forth in the register of holders of the PHONES. Until we otherwise designate, our office or agency in New York will be the office of the trustee maintained for that purpose. The PHONES will be issued in denominations of one PHONES and integral multiples thereof.

Deferral of interest payments

   If no event of default has occurred and is continuing under the PHONES, we can, on one or more occasions, defer quarterly interest payments on the PHONES for up to 20 consecutive quarterly periods. If we terminate a deferral period and subsequently elect to defer quarterly interest payments, we will again be subject to the 20 consecutive quarterly period limitation.

   We will not, however, be subject to the 20 consecutive quarterly period limitation on deferral if, as a result of a tender offer, an exchange offer, a business combination or otherwise, all reference shares cease to be outstanding, and we subsequently elect to defer quarterly payments of interest on the PHONES.

   Any deferral of interest payments cannot extend, however, beyond the maturity date of the PHONES. We can never defer distributions of additional interest.

   If we defer quarterly payments of interest, the contingent principal amount of the PHONES will increase by the amount of the deferred quarterly payments of interest, plus accrued interest thereon at an annual rate of 2%, compounded quarterly, and the early exchange ratio will be 100% for the quarter following each deferral of a payment of quarterly interest. Once we have paid all deferred quarterly interest, plus accrued interest thereon, together with the quarterly interest payment for the current quarterly interest payment period, the contingent principal amount will reduce by the amount of that payment of deferred quarterly interest plus accrued interest thereon, the early exchange ratio will decrease to 95% and we can again defer quarterly interest payments as described above. Instead of accruing cash interest on the PHONES during a quarterly deferral period, so long as the current market value of the reference shares exceeds the original principal amount of the PHONES, we may at our option, but are not obligated to, increase the number of reference shares attributable to each PHONES by .5% with respect to any quarterly payment of interest (an annual rate of 2%). If we elect to make this increase, we will be deemed current on that quarterly payment of interest, the contingent principal amount will not increase, the holders of the PHONES will not be entitled to receive interest for that quarter, and the early exchange ratio will be 100% for the following quarter. At the time we give notice that we intend to defer a quarterly payment of interest, we must elect to either accrue cash interest on the PHONES for that quarterly interest period or increase the number of reference shares attributable to the PHONES, each as described above.

   If we elect to defer interest on the PHONES in any particular quarter, we will give the trustee notice. We will also prepare a press release and provide it to DTC for dissemination through the DTC broadcast facility. We will give this notice one business day before the earlier of:

  . the record date for the next date that interest on the PHONES is payable; or

  . the date we are required to give notice to the NYSE (or any other applicable self-regulatory organization) or to holders of the PHONES as of the record date or the date any quarterly interest payment is payable.

We refer to the last date on which we can give notice that we intend to defer the payment of interest in respect of a quarterly payment of interest as a deferral notice date. When applicable, we will state in any deferral notice that we are not subject to the 20 consecutive period limitation on deferrals and may continue to defer the payment of quarterly interest until maturity or earlier redemption.

   We have no current intention of deferring interest payments on the PHONES.

Principal amount

   The original principal amount per PHONES is equal to its initial purchase price, or $157. The minimum amount payable upon redemption or maturity of a PHONES (which we refer to as the contingent principal amount) will initially be equal to the original principal amount. If a quarterly cash dividend is ever paid on the reference shares, or any additional interest on the PHONES is paid, the contingent principal amount will be reduced on a quarterly basis to the extent necessary so that the yield to the date of computation (including all quarterly interest payments and the fair market value of any additional interest payments) does not exceed a 2% annual yield. In no event will the contingent principal amount be less than zero.

   If all of the reference shares cease to be outstanding as a result of a tender offer, an exchange offer, a business combination or otherwise, the maturity of the PHONES will not be accelerated and the PHONES will continue to remain outstanding until the maturity date unless earlier redeemed by us.

   At maturity you will be entitled to receive the higher of (a) the contingent principal amount of the PHONES or (b) the sum of the current market value (as defined on page S-15) of the reference shares on the maturity date plus any deferred quarterly payments of interest (including any accrued interest thereon), plus, in each case, the final period distribution.

   A "final period distribution" means, in respect of (a) the maturity date, a distribution determined in accordance with clauses (2), (3) and (4) below, and
(b) the redemption date, a distribution determined in accordance with clauses
(1), (2), (3) and (4) below. If the redemption date is in connection with a rollover offering, the distribution determined in accordance with clause (4) shall be all dividends and distributions on or in respect of the reference shares which a holder of reference shares on the pricing date (defined below) would be entitled to receive.

(1) Unless (a) the redemption date of the PHONES is also a quarterly interest payment date or (b) quarterly interest has been deferred for the then current quarterly dividend period, an amount equal to an annual rate of 2% on the original principal amount of the PHONES from the most recent interest payment date to the date of redemption, plus

(2) a distribution equal to the sum of all dividends and distributions on or in respect of the reference shares declared by the applicable reference company and for which the record date falls during the period from the date we issue the PHONES to the most recent interest payment date and which have not been distributed to holders of reference shares prior to the most recent interest payment date, plus

(3) a distribution equal to the sum of all dividends and distributions on or in respect of the reference shares which a holder of reference shares during the period from the most recent quarterly interest payment date to the date immediately preceding the first trading day of the averaging period (as defined below) is entitled to receive, plus

(4) a distribution equal to the sum of, for each successive day in the averaging period that is anticipated on the first day of the averaging period to be a trading day, the amounts determined in accordance with the following formula:

     E x (1 - 0.05n)

    where:

     E=all dividends and distributions on or in respect of the reference shares which a holder of reference shares on the applicable day would be entitled to receive, provided that a record date that occurs on a day that is not a scheduled trading day shall be deemed to have occurred on the immediately preceding scheduled trading day; and

     n=the number of scheduled trading days that have elapsed in the averaging period with the first trading day of the averaging period being counted as zero.

   A holder of the PHONES is only entitled to receive distributions determined in accordance with clauses (2), (3) or (4) to the extent actually distributed by the applicable reference company. Cash amounts paid by the applicable reference company on reference shares as described in clauses (2), (3) or (4) before the redemption date or the maturity date, as the case may be, will be paid on the redemption date or the maturity date, as the case may be. All other property distributed, or the cash value of the property, will be distributed within 20 business days after it is distributed to us.

Exchange option

   You may at any time or from time to time exchange a PHONES for an amount of cash equal to a percentage of the exchange market value of the reference shares attributable to each PHONES (which we refer to as the early exchange ratio). The early exchange ratio will be equal to (a) 95% of the exchange market value of the reference shares attributable to each PHONES or (b) during a deferral of the quarterly interest payments on the PHONES or, if we so elect, during the pendency of any tender or exchange offer for any of the reference shares, 100% of the exchange market value of the reference shares attributable to each PHONES.

   We will pay you the amount due upon exchange as soon as reasonably practicable after you deliver an exchange notice to the trustee, but in no event earlier than three trading days after the date of your notice or later than ten trading days after the date of your notice.

   The "exchange market value" means the closing price (as defined below) on the trading day (as defined below) following the date you deliver an exchange notice to the trustee, unless more than 500,000 PHONES have been delivered for exchange on that date. If more than 500,000 PHONES have been delivered for exchange, then the exchange market value shall be the average closing price on the five trading days following that date.

   If more than 500,000 PHONES are delivered for exchange on any one day, we will give the trustee notice. We will also issue a press release prior to 9:00 a.m. New York City time on the next trading day, and provide it to DTC for dissemination through the DTC broadcast facility. Our failure to provide this notice, however, will not affect the determination of exchange market value as described above.

   So long as the PHONES are held through DTC, you may exercise your exchange right through the relevant direct participant in the DTC ATOP system. If the PHONES are held in certificated form, you may exercise your exchange right as follows:

  . complete and manually sign an exchange notice in the form available from the trustee and deliver this notice to the trustee at the office maintained by the trustee for this purpose;

  . surrender the PHONES to the trustee;

  . if required, furnish appropriate endorsement and transfer documents; and

  . if required, pay all transfer or similar taxes.

   Pursuant to the subordinated indenture, the date on which all of the foregoing requirements have been satisfied is the redemption date with respect to the PHONES delivered for exchange.

   We currently hold approximately 11 million shares of the AOL common stock. We may, but are not required to, hold a number of shares of the AOL common stock equal to the number of the PHONES outstanding until maturity or redemption of the PHONES and sell those shares to raise the proceeds to pay the amount due upon exchange, maturity or redemption of the PHONES. Although we cannot assure you that these sales of the AOL common stock will not adversely affect the market for the AOL common stock or the amount due upon exchange, maturity or redemption, we have no reason to believe that any of these sales will have this effect.

Redemption

   We may redeem at any time all but not some of the PHONES at a redemption price equal to the sum of (a) the higher of the contingent principal amount of the PHONES or the sum of the current market value of the reference shares plus any deferred quarterly payments of interest, plus, in either case, the final period distribution, and (b) $9.42 per PHONES if we redeem prior to May 15, 2000, $6.28 per PHONES if we redeem prior to May 15, 2001, $3.14 per PHONES if we redeem prior to May 15, 2002, or zero per PHONES if we redeem any time on or after May 15, 2002.

   The "current market value" (other than in the case of a rollover offering, which is described below) is defined as the average closing price per reference share on the 20 trading days (which we refer to as the averaging period) immediately prior to (but not including) the fifth business day preceding the redemption date; provided, however, that for purposes of determining the payment required upon redemption in connection with a rollover offering, "current market value" means the closing price per reference share on the trading day immediately preceding the date that the rollover offering is priced (which we refer to as the pricing date) or, if the rollover offering is priced after 4:00 p.m., New York City time on the pricing date, the closing price per share on the pricing date, except that if there is not a trading day immediately preceding the pricing date or (where pricing occurs after 4:00 p.m., New York City time, on the pricing date) if the pricing date is not a trading day, "current market value" means the market value per reference share as of the redemption date as determined by a nationally recognized independent investment banking firm retained by us.

   A "rollover offering" means a refinancing of the PHONES by way of either (a) a sale of the reference shares or (b) a sale of securities that are priced by reference to the reference shares, in either case, by means of a completed public offering or offerings by us and which is expected to yield net proceeds which are sufficient to pay the redemption amount for all of the PHONES. The trustee will notify you if we elect to redeem your PHONES in connection with a rollover offering not less than 30 nor more than 60 business days prior to the redemption date. We will also issue a press release prior to 4:00 p.m., New York City time, on the business day immediately before the day on which the closing price of the reference shares is to be measured for the purpose of determining the current market value in connection with a rollover offering. The notice will state we are firmly committed to price the rollover offering, will specify the date on which the rollover offering is to be priced (including whether the rollover offering will be priced during trading on the pricing date or after the close of trading on the pricing date) and consequently, whether the closing price for the reference shares by which the current market value will be measured will be the closing price on the trading date immediately preceding the pricing date or the closing price on the pricing date. We will provide that press release to DTC for dissemination through the DTC broadcast facility.

   The "closing price" of any security on any date of determination means the closing sale price (or, if no closing sale price is reported, the last reported sale price) of that security (regular way) on the NYSE on that date or, if that security is not listed for trading on the NYSE on that date, as reported in the composite transactions for the principal United States securities exchange on which that security is so listed, or if that security is not so listed on a United States national or regional securities exchange, as reported by the Nasdaq National Market, or if that security is not so reported, the last quoted bid price for that security in the over-the-counter market as reported by the National Quotation Bureau or similar organization. In the event that no such quotation is available for any day, our board of directors will be entitled to determine the closing price on the basis of those quotations that it in good faith considers appropriate.

   A "trading day" is defined as a day on which the security, the closing price of which is being determined, (a) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and (b) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of that security.

   We will give you 30 business days notice before the redemption of the PHONES and will irrevocably deposit with the trustee sufficient funds to pay the redemption amount. Distributions to be paid on or before the redemption date of the PHONES will be payable to the holders on the record dates for the related dates of distribution.

   Once notice of redemption is given and funds are irrevocably deposited, interest on the PHONES will cease to accrue on and after the date of redemption and all rights of the holders of the PHONES will cease, except for the right of the holders to receive the redemption amount (but without interest on that redemption amount).

   If the redemption date is not a business day, then the redemption amount will be payable on the next business day (and without any interest or other payment in respect of that delay). However, if the next business day is in the next calendar year, the redemption amount will be payable on the preceding business day.

   If we improperly withhold or refuse to pay the redemption amount for the PHONES, interest on the PHONES will continue to accrue at an annual rate of 2% from the original redemption date to the actual date of payment. In this case, the actual payment date will be considered the redemption date for purposes of calculating the redemption amount. The final period distribution will be deemed paid on the original redemption date to the extent paid as set forth in the definition of final period distribution above.

   In compliance with applicable law (including the United States federal securities laws), we and our affiliates may, at any time, purchase outstanding PHONES by tender, in the open market or by private agreement.

Subordination

   The PHONES are unsecured and junior in right of payment to all senior indebtedness (as we define below). This means that no payment on the PHONES may be made if:

  . any senior indebtedness is not paid when due, any applicable grace period with respect to any default for non-payment has ended and that default has not been cured or waived or ceased to exist; or

  . the maturity of any senior indebtedness has been accelerated because of an event of default and that acceleration has not been rescinded.

   On any distribution of our assets to creditors upon any dissolution, winding-up or liquidation whether voluntary or involuntary or in bankruptcy, insolvency, receivership, reorganization or other similar proceedings, all principal of, premium, if any, interest and any other amounts due or to become due on, all senior indebtedness must be paid in full before the holders of the PHONES are entitled to receive or retain any payment. Upon payment in full of the senior indebtedness, the holders of the PHONES will assume rights similar to the holders of senior indebtedness to receive payments or distributions applicable to senior indebtedness until all amounts owing on the PHONES are paid in full. The PHONES are intended to rank equally with all other general obligations of Tribune.

"Senior indebtedness" means:

  . principal, premium, if any, and interest on and other amounts due in connection with:

   --indebtedness for money borrowed by us; or

   --indebtedness evidenced by notes, bonds, debentures or similar evidences of indebtedness issued by us;

  . all of our capital lease obligations;

  . all of our indebtedness for the deferred purchase price of property or services (other than on normal trade terms); and

  . all obligations of the type referred to above of other persons for the payment of which we are responsible or liable as obligor or guarantor.

Senior indebtedness does not include:

  . any indebtedness that is by its terms junior to or equal with the subordinated debt securities;

  . any series of subordinated debt securities under the subordinated indenture;

  . trade accounts payable arising in the ordinary course of business; and

  . indebtedness to any of our subsidiaries.

   The PHONES do not limit our ability or that of our subsidiaries to incur additional indebtedness, including indebtedness that ranks senior in priority of payment to the PHONES. As of April 7, 1999, we had approximately $1.6 billion of senior indebtedness.

Amount payable upon bankruptcy

   Upon dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other similar proceedings in respect of Tribune, holders of the PHONES should be entitled to a claim against us in an amount equal to the higher of (a) the contingent principal amount of the PHONES or (b) the sum of the current market value (without giving effect to the provisions relating to rollover offerings) of the reference shares plus any deferred quarterly payments of interest (including any accrued interest thereon), plus, in either case, the final period distribution determined as if the date of such event was the maturity date of the PHONES.

   Tribune is a holding company and our subsidiaries hold a substantial portion of our assets. Our right and the rights of our creditors, including the holders of the PHONES, to participate in the assets of any subsidiary upon its liquidation or recapitalization would be subject to the prior claims of that subsidiary's creditors, except to the extent that we may ourselves be a creditor with recognized claims against that subsidiary. There is no restriction in the subordinated indenture against our subsidiaries incurring unsecured indebtedness.

Dilution adjustments

   For purposes of this prospectus supplement, "reference company" means AOL and any other issuer of a reference share.

A "reference share" means, collectively:

  .  one share of the AOL common stock;

  . each share of publicly traded equity securities received by a holder of a reference share in respect of that share of the AOL common stock or other reference shares (either directly or as the result of successive applications of this paragraph) upon any of the following events:

    --the distribution on or in respect of a reference share in reference shares;

    --the combination of reference shares into a smaller number of shares or other units;

    --the subdivision of outstanding shares or other units of reference shares;

    --the conversion or reclassification of reference shares by issuance or exchange of other securities;

    --any consolidation or merger of a reference company, or any surviving entity or subsequent surviving entity of a reference company (which we refer to as a reference company successor), with or into another entity (other than a merger or consolidation in which the reference company is the continuing corporation and in which the reference company common stock outstanding immediately prior to the merger or consolidation is not exchanged for cash, securities or other property of the reference company or another corporation);

    --any statutory exchange of securities of the reference company or any reference company successor with another corporation (other than in connection with a merger or acquisition and other than a statutory exchange of securities in which the reference company is the continuing corporation and in which the reference company common stock outstanding immediately prior to the statutory exchange is not exchanged for cash, securities or other property of the reference company or another corporation); or

    --any liquidation, dissolution or winding up of the reference company or any reference company successor; and

   . any reference share offer adjustment (as defined below).

   A "reference share offer" means any tender offer or exchange offer made for all or a portion of a class of reference shares of a reference company.

   If a reference share offer is made, we may, at our option, either:

  . during the pendency of the offer, increase the early exchange ratio to 100%; or

  . make a reference share offer adjustment.

   A "reference share offer adjustment" means each share of publicly traded equity securities, if any, deemed to be distributed on or in respect of a reference share as average transaction consideration less the reference share proportionate reduction (as defined below).

   The average transaction consideration deemed to be received by a holder of one reference share in a reference share offer will be equal to (a) the aggregate consideration actually paid or distributed to all holders of reference shares in the reference share offer, divided by (b) the total number of reference shares outstanding immediately prior to the expiration of the reference share offer and entitled to participate in that reference share offer.

   The "reference share proportionate reduction" means a proportionate reduction in the number of reference shares which are the subject of the applicable reference share offer and attributable to one PHONES calculated in accordance with the following formula:

         X
     R = -
         N

   where:

     R=the fraction by which the number of reference shares of the class of reference shares subject to the reference share offer and attributable to one PHONES will be reduced.

     X=the aggregate number of reference shares of the class of reference shares subject to the reference share offer accepted in the reference share offer.

     N=the aggregate number of reference shares of the class of reference shares subject to the reference share offer outstanding immediately prior to the expiration of the reference share offer.

   If we elect to make a reference share offer adjustment, we will distribute as additional interest on each PHONES the average transaction consideration deemed to be received on the reference shares of the class subject to the reference share offer and attributable to each PHONES immediately prior to giving effect to the reference share proportionate reduction relating to that reference share offer (other than average transaction consideration that is publicly traded equity securities which will themselves become reference shares as a result of a reference share offer adjustment).

   If we elect to make a reference share offer adjustment, and during the pendency of the reference share offer another reference share offer is commenced in relation to the reference shares the subject of the then existing reference share offer, we can change our original election by electing to increase the early exchange ratio to 100% during the pendency of the new reference share offer, or we can continue to elect to make a reference share offer adjustment. We will similarly be entitled to change our election for each further reference share offer made during the pendency of any reference share offer for the same class of reference shares. For the purposes of these adjustments, a material change to the terms of an existing reference share offer will be deemed to be a new reference share offer.

   If we elect to increase the early exchange ratio to 100% in connection with a reference share offer, no reference share offer adjustment will be made and we cannot change our election if any further reference share offer is made.

   We will give the trustee notice of our election in the event of any reference share offer. We will also prepare a press release and provide it to DTC for dissemination through the DTC broadcast facility. We will give this notice no later than 10 business days before the scheduled expiration of the reference share offer.

Calculations in respect of the PHONES

   We will be responsible for making all calculations called for under the PHONES. These calculations include, but are not limited to, determination of:

  . the contingent principal amount of the PHONES;

  . the current market value of the reference shares;

  . the exchange market value of the reference shares;

  . the final period distribution on the PHONES;

  . the cash value of any property distributed on the reference shares;

  . the average transaction consideration in a reference share offer;

  . the composition of a reference share; and

  . the amount of accrued interest payable upon redemption or at maturity of the PHONES.

   We will make all these calculations in good faith and, absent manifest error, our calculations are final and binding on holders of the PHONES. We will provide a schedule of our calculations to the trustee and the trustee is entitled to rely upon the accuracy of our calculations without independent verification.

Book-entry-only issuance--The Depository Trust Company

   The PHONES will be represented by one or more global securities that will be deposited with and registered in the name of DTC or its nominee. This means that we will not issue certificates to you for the PHONES. Each global security will be issued to DTC which will keep a computerized record of its participants (for example, a broker) whose clients have purchased the PHONES. Each participant will then keep a record of its clients. Unless it is exchanged in whole or in part for a certificated security, a global security may not be transferred. However, DTC, its nominees and their successors may transfer a global security as a whole to one another.

   Beneficial interests in a global security will be shown on, and transfers of the global security will be made only through, records maintained by DTC and its participants. DTC has provided us with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants (which we refer to as direct participants) deposit with DTC. DTC also records the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participants' accounts. This eliminates the need to exchange certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

   DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant. The rules that apply to DTC and its participants are on file with the SEC.

   DTC is owned by a number of its direct participants and by the NYSE, the AmEx and the National Association of Securities Dealers, Inc.

   When you purchase any of the PHONES through the DTC system, the purchases must be made by or through a direct participant, who will receive credit for the PHONES on DTC's records. Since you do not actually own the PHONES, you are the beneficial owner. Your ownership interest will only be recorded on the direct (or indirect) participants' records. DTC has no knowledge of your individual ownership of the PHONES. DTC's records only show the identity of the direct participants and the amount of the PHONES held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You will receive these from your direct (or indirect) participant. As a result, the direct (or indirect) participants are responsible for keeping accurate account of the holdings of their customers like you.

   Payments on the PHONES will be wired to DTC's nominee. We will treat DTC's nominee as the owner of the global security for all purposes. Accordingly, we, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global security to you or any other beneficial owners in the global security.

   Any redemption notices will be sent by us directly to DTC, who will in turn inform the direct participants, who will then contact you as a beneficial holder.

   It is DTC's current practice, upon receipt of any payment of distributions or liquidation amount, to credit direct participants' accounts on the payment date based on their holdings of beneficial interests in the global securities as shown on DTC's records. In addition, DTC's current practice is to assign any consenting or voting rights to direct participants whose accounts are credited with the PHONES on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global securities, and voting by participants, will be based on the customary practices between the participants and owners of beneficial interests, as is the case with the PHONES held for the account of customers registered in "street name". However, payments will be the responsibility of the participants and not of DTC, us or the trustee.

   PHONES represented by a global security will be exchangeable for certificated securities with the same terms in authorized denominations only if:

  . DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or

  . we decide to discontinue use of the book-entry transfer system through DTC (or any successor depositary).

   If the book-entry-only system is discontinued, the trustee will keep the registration books for the PHONES at its corporate office and follow the practices and procedures discussed above.

   DTC has advised us that its management is aware that some computer applications, systems, and the like for processing data that are dependent upon calendar dates, including dates before, on and after January 1, 2000, may encounter Year 2000 problems. DTC has informed its participants and other members of the financial community that it has developed and is implementing a program so that its systems, as the same relate to the timely payment of distributions (including principal and interest payments) to security holders, book-entry deliveries and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames. However, DTC's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed its participants and other members of the financial community that it is contacting (and will continue to contact) third party vendors from whom DTC acquires services to:

  . impress upon them the importance of such services being Year 2000 compliant; and

  . determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services.

In addition, DTC is in the process of developing contingency plans as it deems appropriate. According to DTC, the foregoing information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

   In the opinion of Sidley & Austin, our tax counsel, the following describes the material United States federal income tax consequences of the acquisition, ownership, exchange and disposition of the PHONES to an initial holder purchasing the PHONES at the issue price. This summary is based upon the United States Internal Revenue Code of 1986, as amended (which we refer to as the code), administrative pronouncements, judicial decisions, and existing and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described in this prospectus supplement, possibly with retroactive effect. This summary deals only with the PHONES that are held as capital assets within the meaning of
Section 1221 of the code, and does not address tax considerations applicable to holders that may be subject to special tax rules, such as dealers or traders in securities, financial institutions, tax-exempt entities, holders that hold the PHONES as a part of a hedging, straddle, conversion or other integrated transaction, or U.S. Holders (as defined below) whose functional currency is not the United States dollar.

   THE DISCUSSION SET OUT BELOW IS INTENDED ONLY AS A SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE PHONES. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES OF AN INVESTMENT IN THE PHONES, INCLUDING THE APPLICATION TO THEIR PARTICULAR SITUATIONS OF THE TAX CONSIDERATIONS DISCUSSED BELOW, AS WELL AS THE APPLICATION OF STATE, LOCAL OR FOREIGN TAX LAWS.

   The "issue price" means the first price to the public at which a substantial amount of the PHONES is sold (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers).

   "U.S. Holder" means a beneficial owner of the PHONES that is, for United States federal income tax purposes, an individual citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or an estate or trust described in Section 7701(a)(30) of the code. The term also includes certain beneficial owners who are former citizens of the United States whose income and gain from the PHONES are subject to United States federal income taxation.

   "Non-U.S. Holder" means a beneficial owner of the PHONES that is not a U.S. Holder.

Tax consequences to U.S. Holders

   Interest Accrual on the PHONES. For United States federal income tax purposes, the PHONES will be subject to Treasury Regulations relating to contingent payment debt instruments (which we refer to as the contingent payment debt regulations). Under the contingent payment debt regulations, a U.S. Holder will be required to accrue interest income on the PHONES (in amounts described in the next paragraph) regardless of whether such U.S. Holder uses the cash or accrual method of tax accounting. As a result, a U.S. Holder will be required to include interest in taxable income each year in excess of the quarterly interest payments received in that year.

   Under the contingent payment debt regulations, for each accrual period prior to and including the maturity date of the PHONES, the amount of interest that accrues, as original issue discount, on a PHONES equals the product of (a) the adjusted issue price (as defined below) as of the beginning of the accrual period and (b) the comparable yield (as defined below) (adjusted for the length of the accrual period). This amount is ratably allocated to each day in the accrual period and is includable as ordinary interest income by a U.S. Holder for each day in the accrual period on which the U.S. Holder holds the PHONES.

   The "adjusted issue price" means the issue price of the PHONES, increased by any interest previously accrued (determined without regard to any adjustments to interest accruals described below) and decreased by the amount of any projected payments (as defined below) with respect to the PHONES.

   The "comparable yield" means the annual yield we would pay, as of the issue date, on a fixed-rate debt security with no contingent payments but with terms and conditions otherwise comparable to those of the PHONES. Amounts treated as interest under the contingent payment debt regulations are treated as original issue discount for all purposes of the code. None of the quarterly interest payments on the PHONES will be "qualified stated interest" and, accordingly, all such payments will be treated as payments of original issue discount or as return of principal.

   We have determined that the comparable yield is 8.125%, compounded quarterly. Under the contingent payment debt regulations, we are required, solely for United States federal income tax purposes, to provide a schedule of the projected amounts of payments (which we refer to as projected payments) on the PHONES. This schedule must produce the comparable yield. Based on our determination of the comparable yield, the schedule of projected payments (assuming a principal amount of $157 or with respect to each integral multiple thereof) consists of (a) a payment of $.2791 on May 15, 1999, (b) payments of stated interest equal to $.785 on all other quarterly interest payment dates and (c) a payment of a projected amount at the maturity date of the PHONES (excluding the stated quarterly interest on the PHONES payable on such date) equal to $1,370. For United States federal income tax purposes, a U.S. Holder is required to use the comparable yield and the schedule of projected payments in determining its interest accruals and adjustments thereof in respect of the PHONES, unless such U.S. Holder timely discloses and justifies the use of other estimates to the Internal Revenue Service.

   THE COMPARABLE YIELD AND THE SCHEDULE OF PROJECTED PAYMENTS ARE NOT PROVIDED FOR ANY PURPOSE OTHER THAN THE DETERMINATION OF HOLDERS' INTEREST ACCRUALS AND ADJUSTMENTS THEREOF IN RESPECT OF THE PHONES FOR UNITED STATES FEDERAL INCOME TAX PURPOSES AND DO NOT CONSTITUTE A PROJECTION OR REPRESENTATION REGARDING THE ACTUAL AMOUNTS PAYABLE ON THE PHONES.

   Adjustments to Interest Accruals. If, during any taxable year, the sum of any actual payments with respect to the PHONES for that taxable year (including, in the case of the taxable year which includes the maturity date of the PHONES, the amount of cash received at maturity) exceeds the total amount of projected payments for that taxable year, the difference will produce a "net positive adjustment" under the contingent payment debt regulations, which will be treated as additional interest for the taxable year. For this purpose, the payments in a taxable year include the fair market value of property received in that year. If the actual amount received in a taxable year is less than the amount of projected payments for that taxable year, the difference will produce a "net negative adjustment" under the contingent payment debt regulations, which will (a) reduce the U.S. Holder's interest income on the PHONES for that taxable year and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of the U.S. Holder's interest income on the PHONES during prior taxable years (reduced to the extent such interest was offset by prior net negative adjustments).

   Sale or Exchange of the PHONES. Upon the sale, exchange or retirement of the PHONES

(including, for instance, an exchange at the U.S. Holder's option for cash determined by reference to the value of the AOL common stock or the redemption of the PHONES by us) prior to the maturity date, the U.S. Holder will recognize gain or loss equal to the difference between the amount realized and the U.S. Holder's adjusted basis. The "adjusted basis" will be the U.S. Holder's original basis in the PHONES, increased by the interest income previously included by the U.S. Holder with respect to the PHONES (determined without regard to any adjustments to interest accruals described in the preceding paragraph) and decreased by the amount of all prior projected payments with respect to the PHONES. Any gain upon sale or exchange of the PHONES will be ordinary interest income; any loss will be ordinary loss to the extent of the interest previously included in income by the U.S. Holder with respect to the PHONES, and thereafter, capital loss. The distinction between capital loss and ordinary loss is potentially significant in several respects. For example, limitations apply to a U.S. Holder's ability to offset capital losses against ordinary income.

   Backup Withholding. Certain noncorporate U.S. Holders may be subject to backup withholding at a rate of 31% on payments of principal, premium, if any, and interest (including original issue discount) on, and the proceeds of disposition of, the PHONES. Backup withholding will apply only if the U.S. Holder (a) fails to furnish its Taxpayer Identification Number (which we refer to as TIN) which, for an individual, is his or her Social Security number, (b) furnishes an incorrect TIN, (c) is notified by the IRS that it has failed to properly report payments of interest and dividends or (d) under certain circumstances, fails to certify, under penalties of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. U.S. Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption if applicable.

   The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against such U.S. Holder's United States federal income tax liability and may entitle such U.S. Holder to a refund, provided that the required information is furnished to the IRS.

Tax consequences to Non-U.S. Holders

   Withholding. Under present United States federal income tax law, and subject to the discussion below concerning backup withholding, payments of principal, premium (if any) and interest (including original issue discount) on the PHONES by us or any paying agent to any Non-U.S. Holder, and gain realized on the sale or exchange of the PHONES by a Non-U.S. Holder, will be exempt from United States federal income or withholding tax (we refer to this exemption from withholding tax as the portfolio interest exemption), provided that:

  . such Non-U.S. Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, and is not a bank receiving interest described in Section 881(c)(3)(A) of the code;

  . the statement requirement set forth in Section 871(h) or Section 881(c) of the code has been fulfilled with respect to the beneficial owner, as discussed below;

  . such Non-U.S. Holder is not an individual who is present in the United States for 183 days or more in the taxable year of disposition, or such individual does not have a "tax home" (as defined in Section 911(d)(3) of the code) or an office or other fixed place of business in the United States;

  . such payments and gain are not effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States; and

  . the AOL common stock continues to be actively traded within the meaning of Section 871(h)(4)(C)(v)(I) of the code (which, for these purposes and subject to certain exceptions, includes trading on the NYSE).

   The statement requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a PHONES certifies on an appropriate form (generally IRS Form W-8BEN), under penalties of perjury, that it is not a United States person and provides its name and address, and (a) the beneficial owner files that form with the withholding agent or (b) a securities clearing organization, bank or other financial institution holding customers' securities in the ordinary course of its trade or business holds the PHONES on behalf of the beneficial owner, files with the withholding agent a statement that it has received that form from the beneficial owner and furnishes the withholding agent with a copy thereof. With respect to any PHONES held by a foreign partnership, under current law, this certification may be provided by the foreign partnership. However, unless a foreign partnership has entered into a withholding agreement with the IRS, each partner that is a Non-U.S. Holder will be required to supply this certification in order to avoid withholding with respect to such partner's share of interest (including original issue discount) paid to the foreign partnership after December 31, 1999. Prospective investors, including foreign partnerships and their partners, should consult their tax advisers regarding possible additional reporting requirements.

   If a Non-U.S. Holder of the PHONES is engaged in a trade or business in the United States, and if interest on the PHONES is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular United States federal income tax on interest and on any gain realized on the sale or exchange of the PHONES in the same manner as if it were a U.S. Holder. In lieu of the certificate described in the preceding paragraph, such a Non-U.S. Holder will be required to provide to the withholding agent an appropriate form (generally IRS Form W-8ECI), executed under penalties of perjury, in order to claim an exemption from withholding tax. In addition, if such a Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

   Estate Tax. Under Section 2105(b) of the code, the PHONES held by an individual who is a Non-U.S. Holder at the time of his death will not be subject to United States federal estate tax as a result of such individual's death, provided that:

  . the individual does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote;

  . the AOL common stock continues to be actively traded within the meaning of Section 871(h)(4)(C)(v)(I) of the code; and

  . at the time of such individual's death, payments with respect to those PHONES would not have been effectively connected with the conduct by such individual of a trade or business in the United States.

   Backup Withholding and Information Reporting. Backup withholding (at the rate of 31%) will not apply to payments made by us or a paying agent on the PHONES if the certifications required by Sections 871(h) or 881(c) are received, provided in each case that we or such paying agent, as the case may be, does not have actual knowledge (and, with respect to payments made after December 31, 1999, does not have reason to know) that the payee is a United States person.

   Interest on the PHONES that is beneficially owned by a Non-U.S. Holder will be reported annually on IRS Form 1042-S, which must be filed with the IRS and furnished to such Non-U.S. Holder. Non-U.S. Holders of the PHONES should consult their tax advisers regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Any amounts withheld from a payment to a Non-U.S. Holder under the backup withholding rules will be allowed as a credit against such Non-U.S. Holder's United States federal income tax liability and may entitle such Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

                                  UNDERWRITING

General

   Based on the terms and conditions of an underwriting agreement, we have agreed to sell to each of the underwriters named below, and each of the underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as the representative, has severally agreed to purchase, the number of PHONES set forth opposite its name below:

                                                                       Number of
     Underwriters                                                       PHONES
     ------------                                                      ---------
Merrill Lynch, Pierce, Fenner & Smith
     Incorporated..................................................... 3,850,000
Allen & Company Incorporated .........................................   700,000
Morgan Stanley & Co. Incorporated.....................................   700,000
Salomon Smith Barney Inc..............................................   700,000
Chase Securities Inc..................................................   350,000
J.P. Morgan Securities Inc............................................   350,000
NationsBanc Montgomery Securities LLC.................................   350,000
                                                                       ---------
     Total............................................................ 7,000,000
                                                                       =========

   The underwriters are obligated to purchase all of the PHONES, if any of the PHONES are purchased.

   We have agreed with the underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments which the underwriters may be required to make.

   The underwriters have in the past and may in the future engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

Commissions and discounts

   The underwriters will offer the PHONES directly to the public at $157 per PHONES. The underwriters may also offer the PHONES to certain securities dealers at the above mentioned offering price less a concession of $2.00 per PHONES. The underwriters may allow, and such dealers may reallow, a discount not in excess of $.10 per PHONES to certain brokers and dealers. After the initial public offering, the public offering price, concession and discount may be changed.

Over-allotment option

   The underwriters have an option to purchase up to 1,000,000 additional PHONES at the public offering price to cover over-allotments. The underwriters can exercise this option for a period of 30 days after the date of this prospectus supplement. If the underwriters exercise this option, each underwriter will have a firm commitment, subject to some conditions, to purchase approximately the same percentage of any additional PHONES as the percentage of the PHONES initially offered that such underwriter has agreed to purchase.

Listing

   Before this offering, there has been no established public trading market for the PHONES.

   We have agreed to use commercially reasonable efforts to have the PHONES listed on a national securities exchange, such as the NYSE or AmEx, or included on a national quotation system, such as

Nasdaq. In our initial discussion with the NYSE, they informed us that they would apply equity-linked debt securities criteria to the PHONES. One of the criteria applicable to equity-linked debt securities is that the securities have a term to maturity of two to seven years. Since the PHONES have a maturity of thirty years, they do not meet the NYSE's equity-linked debt security criteria.

   The AmEx and Nasdaq have equity-linked debt security criteria substantially identical to those of the NYSE. We will seek approval by the SEC of a rule change for the NYSE, AmEx or Nasdaq that would permit listing of the PHONES.

   In order to meet one of the requirements for listing the PHONES on the NYSE, the underwriters have agreed to sell the PHONES to a minimum of 400 beneficial holders.

   We will make a public announcement prior to the date of any listing or the date we learn that we will be unable to list the PHONES. We cannot give you any assurance that the PHONES ultimately will be listed on the NYSE, AmEx or Nasdaq. Moreover, any listing of the PHONES will not ensure that a liquid trading market will develop for the PHONES.

   The representative has advised us that it intends to make a market in the PHONES. However, the representative is not obligated to do so and may discontinue market making at any time without notice. We cannot give any assurance about the liquidity of the trading market for the PHONES.

No sales of similar securities

   We have agreed that for 45 days after the date of this prospectus supplement we will not directly or indirectly offer, sell, offer to sell, grant any option for the sale of or otherwise dispose of any of the PHONES, any securities convertible into or exchangeable for the PHONES or any equity securities substantially similar to the PHONES without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. However, this restriction shall not affect our ability to take any of these actions in connection with any exchanges or redemption of the PHONES or in connection with any reference share offer.

Price stabilization and short positions

   In connection with the sale of the PHONES, SEC rules permit the underwriters to engage in transactions that stabilize the price of the PHONES. These transactions may include purchases for the purpose of fixing or maintaining the price of the PHONES. The underwriters may also engage in transactions with respect to the AOL common stock for the purpose of stabilizing the price of the PHONES.

   The underwriters may create a short position in the PHONES in connection with the offering. That means they may sell a larger number of the PHONES than is shown on the cover page of this prospectus supplement. If they create a short position, the underwriters may purchase the PHONES in the open market to reduce the short position.

   If the underwriters purchase the PHONES to stabilize the price or to reduce their short position, the price of the PHONES could be higher than it might be if they had not made such purchases. The underwriters make no representation or prediction about any effect that these purchases may have on the price of the PHONES.

   The underwriters may suspend any of these activities at any time.

Penalty bids

   The representative also may impose a penalty bid on certain underwriters and selling group members. This means that, if the representative purchases the PHONES in the open market to reduce the underwriters' short position or to stabilize the price of the PHONES, it may reclaim the amount of the selling concession from the underwriters and selling group members who sold those PHONES as part of this offering.

Other relationships with Tribune

   Some of the underwriters or their affiliates engage in various general financing and banking transactions with us.

                                 LEGAL MATTERS

   Certain legal matters with respect to the PHONES will be passed upon for us by Sidley & Austin, Chicago, Illinois and for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York and Mayer, Brown & Platt, Chicago, Illinois.

Prospectus

                                    [LOGO]

                              Debt Securities and
                      Warrants to Purchase Debt Securities

  By this prospectus, we may offer in one or more separate offerings up to $1,500,000,000 of our debt securities and warrants to purchase debt securities. The debt securities may be issued in one or more series, will be unsecured and will be either senior or subordinated obligations of Tribune. We will determine the terms for the debt securities and warrants at the time of sale. We will provide the specific terms of the debt securities and warrants in one or more supplements to this prospectus. You should read this prospectus and the applicable supplements carefully before you invest.

  Our executive offices are located at 435 North Michigan Avenue, Chicago, Illinois 60611, and our telephone number is (312) 222-9100.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

  We may offer the debt securities and warrants in any of the following ways:

    . directly to purchasers;

    . through agents;

    . through dealers; or

    . through one or more underwriters or a syndicate of underwriters in an underwritten offering.

  Additional information on our plan of distribution can be found inside under "Plan of Distribution." We will further describe the plan of distribution for any debt securities and warrants in the applicable prospectus supplements.

  The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                 The date of this prospectus is March 31, 1999.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
About This Prospectus......................................................   2
About Tribune..............................................................   2
Use of Proceeds............................................................   2
Ratios of Earnings to Fixed Charges........................................   3
Description of Debt Securities.............................................   3
Description of Warrants....................................................  13
Plan of Distribution.......................................................  15
Legal Matters..............................................................  16
Experts....................................................................  16
Where You Can Find More Information........................................  16

                             ABOUT THIS PROSPECTUS

  This prospectus is part of a registration statement (No. 333-74961) that we filed with the SEC utilizing a shelf registration process. Under this shelf process, we may offer the debt securities and warrants described in this prospectus in one or more offerings with a total aggregate principal amount or initial purchase price not to exceed $1,500,000,000. In this prospectus, we refer to the debt securities and the warrants collectively as the securities. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement and, if applicable, a pricing supplement. The prospectus supplement and any applicable pricing supplement will describe the specific amounts, prices and terms of the debt securities being offered and, in the case of warrants, will describe the debt securities issuable upon exercise of the warrants and the offering price, if any, exercise price, duration or any other terms of the warrants. The prospectus supplement and any applicable pricing supplement may also add, update or change the information in this prospectus. Please carefully read this prospectus, the applicable prospectus supplement and any applicable pricing supplement, together with the information contained in the documents referred to under "Where You Can Find More Information."

                                 ABOUT TRIBUNE

  Tribune Company is a media company. Through our subsidiaries, we are engaged in the publishing of newspapers, books, educational materials and information in print and digital formats and the broadcasting, development and distribution of information and entertainment principally in metropolitan areas in the United States. We were founded in 1847 and incorporated in Illinois in 1861. As a result of a corporate restructuring in 1968, we became a holding company incorporated in Delaware.

                                USE OF PROCEEDS

  We expect to add substantially all of the net proceeds from the sale of the securities to our general funds to be used for general corporate purposes, including share repurchase programs, capital expenditures, working capital, repayment of long-term and short-term debt and the financing of acquisitions. We may invest funds that we do not immediately require in short-term marketable securities.

                      RATIOS OF EARNINGS TO FIXED CHARGES

  Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

                                                           Fiscal Year Ended
                                                                December
                                                        ------------------------
                                                        1998 1997 1996 1995 1994
                                                        ---- ---- ---- ---- ----
Ratio of earnings to fixed charges..................... 7.2  6.9  7.1  8.7  8.2

  For purposes of computing the foregoing ratios:

  (1) "earnings" consist of income from continuing operations plus income tax expense and losses on equity investments plus fixed charges (including amortization of capitalized interest but excluding capitalized interest and interest related to our guarantees of the debt of our employee stock ownership plan); and

  (2) "fixed charges" consist of interest, whether expensed or capitalized, the portion of rental payments on operating leases estimated to represent an interest component and interest related to our guarantees of the debt of our employee stock ownership plan.

                         DESCRIPTION OF DEBT SECURITIES

  The debt securities offered in this prospectus will be either senior debt securities or subordinated debt securities. We will issue the senior debt securities under our existing indenture dated as of January 1, 1997 between Tribune and Bank of Montreal Trust Company, which we refer to as the senior indenture. We will issue the subordinated debt securities under an indenture to be entered into between Tribune and Bank of Montreal Trust Company, which we refer to as the subordinated indenture. We refer to the senior indenture and the subordinated indenture collectively as the indentures and Bank of Montreal Trust Company as the trustee. The senior indenture and a form of the subordinated indenture are each filed as an exhibit to the registration statement, which includes this prospectus.

  The provisions of the indentures that bear the same section numbers are substantially identical in substance, except that:

    . Article X of the senior indenture includes covenants of Tribune which are not included in the subordinated indenture; and

    . Article XIV of the subordinated indenture provides for the subordination of the subordinated debt securities, and has no counterpart in the senior indenture.

We describe the additional covenants in the senior indenture under "Certain Covenants of Tribune Under the Senior Indenture" and the subordination provisions in the subordinated indenture under "Subordination Under the Subordinated Indenture."

  The following is a brief summary of the debt securities and the indentures which does not purport to be complete and is subject to and qualified in its entirety by reference to the indentures. Wherever we refer to particular provisions of the indentures, those provisions are incorporated by reference as a part of the statements made in this prospectus and those statements are qualified in their entirety by that reference. References in italics are to section numbers in both of the indentures, unless otherwise noted.

General

  The indentures do not limit the amount of debt securities which we may issue under them. In addition, the indentures provide that the debt securities may be issued from time to time in series and will be our unsecured obligations. The senior debt securities will rank equally with all of our other unsecured and unsubordinated indebtedness. The subordinated debt securities will rank junior and be subordinate to all of our senior indebtedness as we describe under "Subordination Under the Subordinated Indenture."

  Any prospectus supplement may contain a description of the following terms of the debt securities:

    . the title of the debt securities;

    . whether the debt securities constitute senior debt securities or subordinated debt securities;

    . the specific indenture under which the debt securities are issued;

    . the limit, if any, upon the aggregate principal amount of the debt securities;

    . the formula, if any, by which the principal amount of debt securities outstanding may be determined from time to time;

    . the dates on which or periods during which the debt securities may be issued and the date or dates on which the principal of (and premium, if any, on) those debt securities will be payable or the method of determination of those dates;

    . the rate or rates, if any, or the method of determining the rate or rates, at which the debt securities will bear interest, if any; the date or dates from which interest will accrue; the dates on which interest will be payable; and the regular record dates for the payment of interest;

    . the terms and conditions under which we may be obligated to redeem, repay, convert, exchange or purchase the debt securities under any sinking fund or analogous provisions or otherwise or at the option of a holder;

    . the terms and conditions upon which we may redeem the debt securities, in whole or in part, at our option;

    . if other than denominations of $1,000 and any integral multiple of $1,000, the denominations in which the debt securities will be issuable;

    . whether the debt securities are to be issued at less than the principal amount of those debt securities and the amount of discount with which those debt securities will be issued;

    . provisions, if any, for the defeasance of the debt securities;

    . if denominated in a currency other than United States dollars, the currency or composite currency in which the debt securities are to be denominated, or in which payments of the principal, premium, if any, and interest will be made and the circumstances, if any, when the currency of payment may be changed;

    . if we or a holder have the right to elect that the payments of the principal, premium, if any, or interest are to be made in a currency or composite currency other than that in which the debt securities are denominated or stated to be payable, the terms and conditions upon which that election may be made and how the exchange rate between the currency or composite currency in which those debt securities are denominated or stated to be payable and the currency in which those debt securities are elected to be paid pursuant to that election will be determined;

    . if the payments of principal, premium, if any, or interest may be determined with reference to one or more securities issued by Tribune or another company, any currency or other index, how those amounts shall be determined;

    . the right of Tribune, if any, to extend or defer the interest payment periods and the duration of those extensions or deferrals;

    . whether the debt securities will be issued in the form of one or more global securities and, if so, the identity of the depositary for those global securities;

    . any additional events of default or covenants relating solely to the debt securities or any events of default or covenants generally applicable to debt securities which are not to apply to the particular series of debt securities; and

    . any other terms of the debt securities not inconsistent with the provisions of the applicable indenture.

Unless otherwise indicated in the applicable prospectus supplement, neither indenture will afford the holder of any series of debt securities the right to tender those debt securities to us for repurchase or exchange, or provide for any increase in the rate or rates of interest per annum at which those debt securities will bear interest, in the event that we should become involved in a highly leveraged transaction.

  The debt securities may be issued under the indentures bearing no interest or interest at a rate below the prevailing market rate at the time of issuance, to be offered and sold at a discount below their stated principal amount. We will describe, in the applicable prospectus supplement, any federal income tax consequences and other special considerations applicable to any such discounted debt securities or to other debt securities offered and sold at par which are treated as having been issued at a discount for federal income tax purposes.

  Our subsidiaries hold a substantial portion of our assets. Our right and the rights of our creditors, including the holders of debt securities, to participate in the assets of any subsidiary upon its liquidation or recapitalization would be subject to the prior claims of that subsidiary's creditors, except to the extent that we may ourselves be a creditor with recognized claims against that subsidiary. There is no restriction in the indentures against our subsidiaries incurring unsecured indebtedness.

  Unless otherwise described in the applicable prospectus supplement, the debt securities will be issued only in fully registered form without coupons, in denominations of $1,000 and multiples of $1,000, and will be payable only in United States dollars. (Section 3.02) In addition, all or a portion of the debt securities of any series may be issued in permanent registered global form which will be exchangeable for definitive debt securities only under certain conditions. (Section 2.03) The applicable prospectus supplement may indicate the denominations to be issued, the procedures for payment of interest and principal thereon, and other matters. No service charge will be made for any registration of transfer or exchange of the debt securities. We may, in certain instances, require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with those transactions. (Section 3.05)

Global Securities

  The debt securities of each series may be issued in whole or in part in global form. A debt security in global form will be deposited with, or on behalf of, a depositary, which will be named in the applicable prospectus supplement. A global security may be issued only in registered form and in either temporary or definitive form. A global debt security may not be transferred, except as a whole, among the depositary for that debt security and/or its nominees and/or successors. If any debt securities of a series are issuable as global securities, the applicable prospectus supplement will describe any circumstances when beneficial owners of any of those global securities may exchange their interests for definitive debt securities of that series and of like tenor and principal amount in any authorized form and denomination, the manner of payment of principal of and interest, if any, on those global debt securities and the specific terms of the depositary arrangement with respect to those global debt securities.

Certain Covenants of Tribune Under the Senior Indenture

  In our description of these covenants we use capitalized terms for which we provide definitions at the end of this section.

  Limitation on Indebtedness Secured by a Mortgage. The senior indenture provides that neither we nor any Restricted Subsidiary will become liable for any Indebtedness secured by any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance, which we refer to collectively as Mortgages, on any of our assets or those of a Restricted Subsidiary unless we secure or cause that Restricted Subsidiary to secure the senior debt securities equally with, or prior to, that secured Indebtedness. This restriction will not apply to Indebtedness secured by:

    . Mortgages on the property of any corporation, which Mortgages existed at the time that corporation became a Restricted Subsidiary;

    . Mortgages in favor of us or a Restricted Subsidiary;

    . Mortgages on our property or that of a Restricted Subsidiary in favor of any governmental entity or political subdivision in the U.S. or any other country to secure payment under any contract or statute or to secure any indebtedness used to fund the purchase or cost of construction or improvement of the property subject to those Mortgages;

    . Mortgages on any property subsequently acquired by us or any Restricted Subsidiary, contemporaneously with that acquisition or within 120 days after that acquisition, to secure or provide for the payment of any part of the purchase price of that property, or Mortgages assumed by us or any Restricted Subsidiary upon any property subsequently acquired by us or any Restricted Subsidiary which were existing at the time of that acquisition, provided that the amount of any Indebtedness secured by any Mortgage does not exceed the cost of the property covered by that Mortgage;

    . Mortgages representing the extension, renewal or refunding of any Mortgage referred to in the foregoing bullet point paragraphs; and

    . any other Mortgage, other than Mortgages referred to above, so long as the aggregate of all Indebtedness secured by Mortgages pursuant to this bullet point paragraph and the aggregate Value of the Sale and Lease-Back Transactions in existence at that time (with certain exceptions) does not exceed 10% of Consolidated Net Tangible Assets. (senior indenture, Section 10.07)

  Limitation on Sale and Lease-Back Transactions. The senior indenture provides that neither we nor any Subsidiary will enter into any Sale and Lease-Back Transaction with respect to any Principal Property unless either:

    . we or that Subsidiary would be entitled, under the covenant described under "Limitation on Indebtedness Secured by a Mortgage," to create, assume, guarantee or suffer Indebtedness in a principal amount equal to or exceeding the Value of that Sale and Lease-Back Transaction secured by a Mortgage on the property to be leased without equally securing the senior debt securities; or

    . we, within four months after the effective date of that transaction, apply an amount equal to the greater of (x) the net proceeds of the sale of the property subject to the Sale and Lease-Back Transaction and (y) the Value of that Sale and Lease-Back Transaction, to the voluntary retirement of the senior debt securities or our other unsubordinated Indebtedness. (senior indenture, Section 10.08)

  Certain Definitions.

  "Consolidated Net Tangible Assets" is defined in the senior indenture to mean total consolidated assets of us and our Consolidated Subsidiaries, less:

    . current liabilities of us and our Consolidated Subsidiaries;

    . contracts payable for broadcast rights;

    . the net book amount of all intangible assets of us and our Consolidated Subsidiaries;

    . appropriate amounts to account for minority interests of other persons holding stock in Subsidiaries; and

    . investments in Subsidiaries (other than Restricted Subsidiaries) aggregating in excess of 10% of the Net Worth of us and our Consolidated Subsidiaries. (senior indenture, Section 10.07)

  "Consolidated Subsidiary" is defined in the senior indenture to mean a Subsidiary the accounts of which are consolidated with our accounts for public financial reporting purposes. (senior indenture, Section 1.01)

  "Indebtedness" is defined in the senior indenture to mean:

    . long-term liabilities representing borrowed money and purchase money obligations as shown on the liability side of a balance sheet (other than liabilities evidenced by obligations under leases and contracts payable for broadcast rights);

    . indebtedness secured by any mortgage, pledge or lien existing on property owned subject to that mortgage, pledge or lien, whether or not that secured indebtedness has been assumed; and

    . contingent obligations in respect of, or to purchase or otherwise acquire, any such indebtedness of others described in the foregoing bullet point paragraphs, including guarantees and endorsements (other than for purposes of collection in the ordinary course of business of any such indebtedness). (senior indenture, Section 10.07)

  "Net Worth" is defined in the senior indenture to mean the aggregate amount of stockholders' investment as determined in accordance with generally accepted accounting principles. (senior indenture, Section 10.07)

  "Principal Property" is defined in the senior indenture to mean any manufacturing or printing plant, warehouse, office building, power plant or transmission facility owned by us or any Subsidiary or any property or right owned by or granted to us or any Subsidiary and used or held for use in the newspaper, newsprint, radio or television business conducted by us or any Subsidiary, except for any such property or right which, in the opinion of our board of directors, is not material to the total business conducted by us and our Subsidiaries considered as one enterprise. (senior indenture, Section 1.01)

  "Restricted Subsidiary" is defined in the senior indenture to mean each of our Subsidiaries as of the date of the senior indenture and each Subsidiary thereafter created or acquired, unless expressly excluded by resolution of our board of directors before, or within 120 days following, that creation or acquisition. (senior indenture, Section 10.07)

  A "Sale and Lease-Back Transaction" is defined in the senior indenture as the leasing by us or a Subsidiary for a period of more than three years of any Principal Property which has been sold or is to be sold or transferred by us or any such Subsidiary to any party (other than us or a Subsidiary) to which funds have been or will be advanced by that party on the security of the leased property. (senior indenture, Section 10.08)

  "Subsidiary" is defined in the indentures to mean a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by us or by one or more other Subsidiaries or by us and one or more other Subsidiaries. For the purposes of this definition, "voting stock" means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has that voting power by reason of any contingency. (Section 1.01)

  "Value" is defined in the senior indenture to mean, with respect to any particular Sale and Lease-Back Transaction, as of any particular time, the amount equal to the greater of:

    . the net proceeds of the sale or transfer of the property leased pursuant to that Sale and Lease-Back Transaction; or

    . the fair value in the opinion of our board of directors of that property at the time we entered into that Sale and Lease-Back Transaction, subject to adjustment at any particular time for the length of the remaining initial lease term. (senior indenture, Section 10.08)

Consolidation, Merger and Sale of Assets

  Each indenture provides that we may not consolidate with or merge into any other corporation, or convey, transfer or lease our properties and assets substantially as an entirety to any other party, unless, among other things:

    . the corporation formed by that consolidation or into which we are merged or the party which acquires by conveyance or transfer, or which leases our properties and assets substantially as an entirety, is organized and existing under the laws of the United States, any State or the District of Columbia and expressly assumes our obligations on the debt securities and under each indenture by means of an indenture supplemental to each indenture; and

    . immediately after giving effect to that transaction no Event of Default (as we define it below), and no event which, after notice or lapse of time, or both, would become an Event of Default, has happened and is continuing. (Section 8.01)

Events of Default, Waiver and Notice

  With respect to the debt securities of any series an "Event of Default" is defined in each indenture as being:

    . default for 30 days in payment of any interest upon the debt securities of that series and, with respect to any series of subordinated debt securities, that payment has not been extended or deferred;

    . default in payment of the principal of or premium, if any, on the debt securities of that series when due either at maturity or upon acceleration, redemption or otherwise;

    . our default in the performance of any other of the covenants or warranties in the applicable indenture which shall not have been remedied for a period of 60 days after notice of default; and

    . certain events of bankruptcy, insolvency or reorganization of us or any Significant Subsidiary. (Section 5.01)

  "Significant Subsidiary" is defined in the indentures to mean any Subsidiary:

    . which, as of the close of our fiscal year immediately preceding the date of determination, contributed more than 7% of our and our Subsidiaries' consolidated gross operating revenues; or

    . the Net Worth of which (determined in a manner consistent with the manner of determining our and our Subsidiaries' consolidated Net Worth) as of the close of the immediately preceding fiscal year exceeded 7% of our and our Subsidiaries' consolidated Net Worth. (Section 5.01)

  Within 90 days after the occurrence of any default under the applicable indenture with respect to the debt securities of any series, the trustee is required to notify the holders of debt securities of that series of any default (except in payment of principal of or premium, if any, or interest on any debt securities), unless the board of directors, the executive committee or a trust committee of directors or officers of the trustee in good faith considers it in the interest of the holders of debt securities of that series not to do so. (Section 6.02)

  Each indenture provides that if an Event of Default with respect to debt securities of any series has occurred and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding may declare the entire principal and accrued interest of all debt securities of that series to be due and payable immediately. However, at any time after a declaration of acceleration with respect to the debt securities of any series has been made, but before a judgment or decree for the payment of money based on that acceleration has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul that acceleration. The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past defaults under the applicable indenture with respect to the debt securities of that series, except defaults in payment of principal of or premium, if any (other than by a declaration of acceleration), or interest on the debt securities of that series or covenants that may not be modified or amended without the consent of the holders of all outstanding debt securities of each series affected. (Sections 5.02 and 5.13)

  We will be required to furnish annually to the trustee under each indenture a statement as to our performance of our covenants and agreements under that indenture. (senior indenture, Section 10.09 subordinated indenture, Section 10.07)

  Subject to certain conditions set forth in the applicable indenture, the holders of a majority in principal amount of the then outstanding debt securities of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under that indenture with regard to that series. No holder of any debt securities of any series will have any right to institute any proceedings, judicial or otherwise, with respect to that indenture or any remedy under that indenture unless, among other things, the holder or holders of debt securities have offered to the trustee reasonable indemnity against costs, expenses and liabilities relating to those proceedings. (Sections 5.12 and 5.07)

Modification of the Indentures

  With respect to the debt securities, we and the applicable trustee may modify or amend each indenture with the consent of the holders of a majority in aggregate principal amount of the debt securities affected by that modification or amendment. However, no such modification or amendment may, without the consent of the holders of all then outstanding debt securities affected by that modification or amendment:

    . change the due date of the principal of, or any installment of principal of or interest on, any debt security;

    . reduce the principal amount of, or rate of interest on, or any premium payable on redemption of any debt security;

    . reduce the principal amount of any debt security payable upon acceleration of the maturity of that debt security;

    . change the place or the currency of payment of principal of, or any premium or interest on, any debt security;

    . impair the right to institute suit for the enforcement of any payment on or with respect to any debt security on or after the due date of that debt security (or, in the case of redemption, on or after the redemption date of that debt security);

    . reduce the percentage in principal amount of any debt securities of any series then outstanding that is required to modify or amend that indenture or to waive compliance with certain provisions of that indenture or to waive certain defaults; or

    . modify certain provisions of that indenture regarding the amendment or modification of, or waiver with respect to, any provision of the indenture or the debt securities. (Section 9.02)

Subordination Under the Subordinated Indenture

  In our description of the subordination of the subordinated debt securities we use capitalized terms for which we provide definitions at the end of this section.

  The subordinated debt securities issued under the subordinated indenture will be unsecured and junior in right of payment to all Senior Indebtedness. This means that no payment on the subordinated debt securities may be made if:

    . any Senior Indebtedness is not paid when due, any applicable grace period with respect to any such payment default has ended and that default has not been cured or waived or ceased to exist; or

    . the maturity of any Senior Indebtedness has been accelerated because of a default and that acceleration has not been rescinded.

  On any distribution of assets of Tribune to creditors upon any dissolution, winding-up or liquidation, whether voluntary or involuntary or in bankruptcy, insolvency, receivership, reorganization or other proceedings, all principal of, premium, if any, interest and any other amounts due or to become due on, all Senior Indebtedness must be paid in full before the holders of the subordinated debt securities are entitled to receive or retain any payment. Upon payment in full of the Senior Indebtedness, the holders of the subordinated debt securities will assume rights similar to the holders of Senior Indebtedness to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the subordinated debt securities are paid in full. The subordinated debt securities will rank at least equal with all other subordinated debt securities issued by Tribune.

  "Senior Indebtedness" is defined in the subordinated indenture to mean:

    . principal, premium, if any, and interest Tribune owes on and other amounts due in connection with:

     --indebtedness for money borrowed by Tribune; or

    --indebtedness evidenced by notes, bonds, debentures or similar evidences of indebtedness issued by Tribune;

    . all capital lease obligations of Tribune;

    . all indebtedness of Tribune for the deferred purchase price of property or services (other than on normal trade terms); and

    . all obligations of the type referred to above of other persons for the payment of which Tribune is responsible or liable as obligor or guarantor. (subordinated indenture, Section 14.01)

  Senior Indebtedness does not include:

    . any indebtedness that is by its terms junior to or equal with the subordinated debt securities;

    . any series of subordinated debt securities under the subordinated indenture;

    . trade accounts payable arising in the ordinary course of business;
      and

    . indebtedness of Tribune to any subsidiary of Tribune. (subordinated indenture, Section 14.01)

  The subordinated indenture does not limit the ability of Tribune and its subsidiaries to incur additional indebtedness, including indebtedness that ranks senior in priority of payment to the subordinated debt securities.

Defeasance

  If provision is made pursuant to Section 3.01 of the applicable indenture for the defeasance of a series of debt securities, and if that series is payable only in United States dollars (unless otherwise specifically provided), we, at our option, with regard to that series of debt securities:

    . will be discharged from any and all obligations in respect of those debt securities of that series (except for certain obligations to register the transfer or exchange of debt securities of that series, replace stolen, lost or mutilated debt securities of that series, maintain paying agencies and hold moneys for payment in trust); or

    . will not be subject to, among other things, the provisions of the indentures described above under "Consolidation, Merger and Sale of Assets," and the provisions of the senior indenture described above under "Limitation on Indebtedness Secured by a Mortgage," and "Limitation on Sale and Lease-Back Transactions,"

if we deposit with the trustee money or U.S. Government Obligations which will provide sufficient funds to pay all the principal of, and interest on, the debt securities of that series on the dates those payments are due. To exercise any such option, we are required to deliver to the trustee:

    . an opinion of a nationally recognized tax counsel to the effect that the deposit and related defeasance would not cause the holders of the debt securities of that series to recognize income, gain or loss for federal income tax purposes as a result of our exercise of our option and would cause the holders of the debt securities of that series to be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if we had not exercised that option, and, if we are being discharged from any and all obligations in respect of those debt securities (other than as specified above), accompanied by a ruling to that effect received from or published by the Internal Revenue Service; and

    . if the debt securities of that series are then listed on the New York
      Stock Exchange, an opinion of counsel to the effect that the debt securities of that series would not be delisted from the exchange as a result of the exercise of that option. (Sections 13.01 and 13.02)

The Trustee

  Bank of Montreal Trust Company, a wholly-owned subsidiary of Harris Trust and Savings Bank, will be the trustee under the indentures. The trustee is a depository for our funds and performs other services for us and transacts other banking business with us in the normal course of business. Bank of Montreal, an affiliate of the trustee, is a commercial lender under our credit facilities.

                            DESCRIPTION OF WARRANTS

  The following description of the terms of the warrants sets forth certain general terms and provisions of the warrants to which any prospectus supplement may relate. The particular terms of the warrants offered by any prospectus supplement and the extent, if any, to which those general provisions may apply to the warrants so offered will be described in the prospectus supplement relating to those warrants.

General

  We may offer warrants together with any series of debt securities offered by a prospectus supplement. Any warrants so offered will be attached to those debt securities and will entitle the holder of the warrants to purchase additional debt securities having the same terms and interest rate as the offered debt securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as described in the prospectus supplement relating to that series of warrants. The warrant agent will act solely as our agent under the applicable warrant agreement and in connection with the certificates for the warrants, which we refer to as the warrant certificates, of that series, and the warrant agent will not assume any obligation or relationship of agency or trust for or with any holders of those warrant certificates or beneficial owners of warrants. A copy of the form of warrant agreement, including the form of warrant certificates, is filed as an exhibit to the registration statement. The following summary of certain provisions of the forms of warrant agreement and warrant certificates does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the warrant agreement and the warrant certificates.

  The prospectus supplement relating to a particular series of warrants, if any, may contain the terms of those warrants, including, where applicable:

    . the offering price;

    . the currency or currencies in which those warrants are being offered;

    . the designation, aggregate principal amount, currency or currencies, denominations and other terms of the series of debt securities purchasable upon exercise of those warrants;

    . the designation and terms of the series of debt securities with which those warrants are being offered and the number of those warrants being offered with each such debt security;

    . the date on and after which those warrants and the related series of debt securities will be transferable separately;

    . the principal amount of the debt securities purchasable upon exercise of each such warrant and the price at which and currency or currencies in which that principal amount of debt securities may be purchased upon that exercise;

    . the date on which the right to exercise those warrants shall commence and the date on which that right shall expire; and

    . any other terms of those warrants not inconsistent with the applicable warrant agreement.

  Warrants of any series will be exchangeable into warrants of the same series representing in the aggregate the number of warrants surrendered for exchange. Warrant certificates may be presented for exchange or transfer at the corporate trust office of the warrant agent for that series of warrants (or any other office indicated in the prospectus supplement relating to that series of warrants). Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the series of debt securities purchasable upon that exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon that exercise, or to enforce any of the covenants in the applicable indenture.

Exercise of Warrants

  Each warrant will entitle the holder thereof to purchase that principal amount of the related series of debt securities at that exercise price as shall in each case be set forth in, or calculable as set forth in, the prospectus supplement relating to that warrant. Warrants of a series may be exercised at the corporate trust office of the warrant agent for that series (or any other office indicated in the prospectus supplement relating to that series) at any time on or after the exercise date indicated in the prospectus supplement relating to those warrants and prior to 5:00 P.M., Chicago time (unless otherwise indicated in that prospectus supplement), on the expiration date set forth in that prospectus supplement. After the close of business on the expiration date relating to that series of warrants, unexercised warrants of that series will be void.

  Warrants of a series may be exercised by delivery to the appropriate warrant agent for payment, as provided in the prospectus supplement relating to that series of warrants, of the consideration required to purchase the principal amount of the series of debt securities purchasable upon that exercise, together with certain information as set forth on the reverse side of the warrant certificate evidencing those warrants. Those warrants will be deemed to have been exercised upon receipt of the exercise price, subject to the receipt of the warrant certificate evidencing those warrants within five business days. Upon receipt of payment and a properly completed and duly executed warrant certificate, at the corporate trust office of the appropriate warrant agent (or any other office indicated in the prospectus supplement relating to that series of warrants), we will, as soon as practicable, issue and deliver the principal amount of the series of debt securities purchasable upon that exercise. If fewer than all of the warrants represented by a warrant certificate are exercised, a new warrant certificate will be issued and delivered for the remaining amounts of warrants.

                              PLAN OF DISTRIBUTION

  We may sell the securities in any of four ways:

    . directly to purchasers;

    . through agents;

    . through dealers; or

    . through one or more underwriters or a syndicate of underwriters in an underwritten offering.

  With respect to each series of securities, the terms of any offering, including the name or names of any underwriters, dealers or agents, the purchase price of those securities and the proceeds to us from that sale, any underwriting discounts, selling commissions and other items constituting underwriters', dealers' or agents' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers or agents, and any securities exchanges on which the securities of that series may be listed, will be set forth in, or may be calculated from the information set forth in, the related prospectus supplement. Underwriters named in the prospectus supplement are deemed to be underwriters only in connection with the securities offered by that prospectus supplement.

  If we sell securities through underwriters, the underwriters will acquire the securities for their own account. The securities may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the securities offered by the prospectus supplement if any of those securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

  We may also sell the securities directly or through agents (which may also act as principals) which we may designate from time to time. Any agent involved in the offer or sale of the securities with regard to which this prospectus is delivered will be named, and any commissions we may pay to that agent will be set forth in, or may be calculated from the information set forth in, the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment. In the case of sales we may directly make, no commission will be payable.

  If so indicated in a prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase securities from us at the public offering price set forth in that prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a future date specified in the prospectus supplement. Those contracts will be subject to the conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commissions payable for solicitation of those contracts.

  Agents and underwriters may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make with respect to those liabilities. Agents and underwriters may be customers of, engage in transactions with, or perform services for us or our affiliates in the ordinary course of business.

  In the event that the securities of any series are not listed on a national securities exchange, certain broker-dealers may make a market in the securities of that series, but will not be obligated to do so and may discontinue any market making at any time without notice. We can give no assurance that any broker-dealer will make a market in the securities or as to the liquidity of the trading market for the securities. The prospectus supplement with respect to the securities of any series will state, if known, whether or not any broker-dealer intends to make a market in those securities. If no such determination has been made, the prospectus supplement will so state.

                                 LEGAL MATTERS

  Certain legal matters relating to the securities will be passed upon for us by Sidley & Austin, Chicago, Illinois, and for the underwriters and agents, if any, by Mayer, Brown & Platt, Chicago, Illinois.

                                    EXPERTS

  The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of the Company for the year ended December 27, 1998 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

  We file annual, quarterly and current reports, proxy statements, and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov. In addition, you may inspect our SEC filings at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005; the Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois 60605; and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104.

  The SEC allows us to incorporate by reference into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, unless we update or supersede that information by the information contained in this prospectus or a prospectus supplement or by information that we file subsequently with the SEC that is incorporated by reference into this prospectus. We are incorporating by reference the following document that we have filed with the SEC and our future filings of annual, quarterly and current reports and proxy statements with the SEC until our offering of the securities is completed:

    . Annual Report on Form 10-K for the year ended December 27, 1998.

  This prospectus is part of a registration statement we have filed with the SEC relating to the securities. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and our securities. The registration statement, exhibits and schedules are also available at the SEC's Public Reference Room or through its web site.

  You may obtain a copy of these filings, at no cost, by writing to or telephoning us at the following address:

           Corporate Relations Department
           Tribune Company
           Suite 600
           435 North Michigan Avenue
           Chicago, Illinois 60611
           Telephone (312) 222-3238.

  You should rely only on the information incorporated by reference or provided in this prospectus and the applicable prospectus supplement, and in any pricing supplement. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus, any applicable prospectus supplement or any pricing supplement is accurate as of any date other than the date on the cover of the document. We are not making an offer of the securities in any state in which the offer or sale is not permitted.

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                              7,000,000 PHONES/SM/


                 Exchangeable Subordinated Debentures due 2029
  (Exchangeable for Cash Based on Value of America Online, Inc. Common Stock)

                      -----------------------------------

                             PROSPECTUS SUPPLEMENT
                      -----------------------------------

                              Merrill Lynch & Co.
                          Allen & Company Incorporated
                           Morgan Stanley Dean Witter
                              Salomon Smith Barney
                             Chase Securities Inc.
                               J.P. Morgan & Co.
                     NationsBanc Montgomery Securities LLC

                                 April 7, 1999

/SM/Service Mark of Merrill Lynch & Co., Inc.

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